                                                                       Exhibit 2


                         AGREEMENT AND PLAN OF MERGER


                                    between


                            SOVEREIGN BANCORP, INC.


                                      and


                           MAIN STREET BANCORP, INC.


                                 July 16, 2001

ARTICLE I  THE MERGERS.......................................................   2
 Section 1.01  Definitions...................................................   2
 Section 1.02  The Merger....................................................  10
 Section 1.03  The Bank Merger...............................................  22

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF MAIN STREET....................  22
 Section 2.01  Organization..................................................  22
 Section 2.02  Capitalization................................................  23
 Section 2.03  Authority; No Violation.......................................  25
 Section 2.04  Consents......................................................  26
 Section 2.05  Financial Statements..........................................  27
 Section 2.06  Taxes.........................................................  27
 Section 2.07  No Material Adverse Effect....................................  28
 Section 2.08  Contracts.....................................................  28
 Section 2.09  Ownership of Property; Insurance Coverage.....................  29
 Section 2.10  Legal Proceedings.............................................  30
 Section 2.11  Compliance With Applicable Law................................  31
 Section 2.12  ERISA.........................................................  31
 Section 2.13  Brokers, Finders and Financial Advisors; Fairness Opinion.....  33
 Section 2.14  Environmental Matters.........................................  33
 Section 2.15  Allowance for Losses..........................................  33
 Section 2.16  Information to be Supplied....................................  33
 Section 2.17  Securities Documents..........................................  34
 Section 2.18  Related Party Transactions....................................  34
 Section 2.19  Schedule of Termination Benefits..............................  34
 Section 2.20  Loans.........................................................  35
 Section 2.21  Takeover Laws.................................................  35
 Section 2.22  Labor and Employment Matters..................................  35
 Section 2.23  Quality of Representations....................................  36

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SOVEREIGN.....................  36
 Section 3.01  Organization..................................................  36
 Section 3.02  Capital Structure.............................................  37
 Section 3.03  Authority; No Violation.......................................  38
 Section 3.04  Consents......................................................  39
 Section 3.05  Financial Statements..........................................  40
 Section 3.06  Taxes.........................................................  40
 Section 3.07  No Material Adverse Effect....................................  41
 Section 3.08  Ownership of Property; Insurance Coverage.....................  41

 Section 3.09  Legal Proceedings.............................................  41
 Section 3.10  Compliance With Applicable Law................................  42
 Section 3.11  Information to be Supplied....................................  42
 Section 3.12  ERISA.........................................................  43
 Section 3.13  Securities Documents..........................................  44
 Section 3.14  Environmental Matters.........................................  44
 Section 3.15  Allowance for Loan Losses.....................................  44
 Section 3.16  Loans.........................................................  44
 Section 3.17  Quality of Representations....................................  45

ARTICLE IV  COVENANTS OF THE PARTIES.........................................  45
 Section 4.01  Conduct of Main Street's Business.............................  45
 Section 4.02  Access; Confidentiality.......................................  49
 Section 4.03  Regulatory Matters and Consents...............................  49
 Section 4.04  Taking of Necessary Action....................................  51
 Section 4.05  Certain Agreements............................................  51
 Section 4.06  No Other Bids and Related Matters.............................  53
 Section 4.07  Duty to Advise; Duty to Update Disclosure Schedule............  54
 Section 4.08  Conduct of Sovereign's Business...............................  54
 Section 4.09  Current Information...........................................  55
 Section 4.10  Undertakings by Sovereign and Main Street.....................  55
 Section 4.11  Employee Benefits and Termination Benefits....................  59
 Section 4.12  Affiliate Letter..............................................  63
 Section 4.13  Sovereign Rights Agreement....................................  63
 Section 4.14  Advisory Board................................................  63

ARTICLE V  CONDITIONS........................................................  64
 Section 5.01  Conditions to Main Street's Obligations under this Agreement..  64
 Section 5.02  Conditions to Sovereign's Obligations under this Agreement....  66

ARTICLE VI  TERMINATION, WAIVER AND AMENDMENT................................  67
 Section 6.01  Termination...................................................  67
 Section 6.02  Effect of Termination.........................................  70

ARTICLE VII  MISCELLANEOUS...................................................  71
 Section 7.01  Expenses......................................................  71
 Section 7.02  Non-Survival of Representations and Warranties................  71
 Section 7.03  Amendment, Extension and Waiver...............................  71
 Section 7.04  Entire Agreement..............................................  72
 Section 7.05  No Assignment.................................................  72
 Section 7.06  Notices.......................................................  72
 Section 7.07  Captions......................................................  73

 Section 7.08  Counterparts..................................................  73
 Section 7.09  Severability..................................................  73
 Section 7.10  Governing Law.................................................  74

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

          THIS AGREEMENT AND PLAN OF MERGER, dated as of July 16, 2001, is made by and between SOVEREIGN BANCORP, INC. ("Sovereign"), a Pennsylvania corporation, having its principal place of business in Philadelphia, Pennsylvania, and MAIN STREET BANCORP, INC. ("Main Street"), a Pennsylvania corporation, having its principal place of business in Reading, Pennsylvania.

                                  BACKGROUND
                                  ----------

          1. Sovereign and Main Street desire for Main Street to merge with and into Sovereign, with Sovereign surviving such merger, in accordance with the laws of the Commonwealth of Pennsylvania and the plan of merger set forth herein.

          2. At or prior to the execution and delivery of this Agreement, (a) certain directors, officers of Main Street and affiliates of Main Street, each have executed in favor of Sovereign, a letter agreement dated July 16, 2001, in the form attached hereto as Exhibit 1, and (b) Main Street is concurrently granting to Sovereign an option (the "Sovereign Option") to acquire, under certain circumstances, Main Street Common Stock (as hereinafter defined) pursuant to a Stock Option Agreement between Sovereign and Main Street, dated July 16, 2001, attached hereto as Exhibit 2.

          3. Sovereign desires to merge Main Street Bank, a Pennsylvania-chartered commercial bank and a wholly-owned subsidiary of Main Street ("Main Street Bank"), into and with Sovereign Bank, a federal savings bank and a wholly-owned subsidiary of Sovereign ("Sovereign Bank"), with Sovereign Bank surviving such merger in accordance with the Bank Plan of Merger (as hereinafter defined).

          4. Sovereign and Main Street desire to provide the terms and conditions governing the transactions contemplated herein.

                                   AGREEMENT
                                   ---------

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE I
                                  THE MERGERS
                                  -----------

          Section 1.01  Definitions. As used in this Agreement, the following
                        -----------
terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

               Acquisition Transaction has the meaning given that term in
               -----------------------
     Section 4.06 of this Agreement.

               Affiliate means, with respect to any Person, any Person who
               ---------
     directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

               Aggregate Cash Election Share Number has the meaning given that
               ------------------------------------
     term in Section 1.02(e)(vi).

               Aggregate Stock Election Share Number has the meaning given that
               -------------------------------------
     term in Section 1.02(e)(v).

               Agreement means this agreement, and any amendment or supplement
               ---------
     hereto, which constitutes a "plan of merger" between Sovereign and Main Street.

               Applications means the applications for regulatory approval which
               ------------
     are required by the transactions contemplated hereby.

               Articles of Merger means the articles of merger to be executed by
               ------------------
     Sovereign and Main Street and to be filed in the PDS in accordance with the applicable laws of the Commonwealth of Pennsylvania.

               Average Final Price shall mean the Sovereign Market Value as of
               -------------------
     the Effective Date.

               Bank Holding Company Act means the Bank Holding Company Act of
               ------------------------
     1956, as amended.

               Bank Merger means the merger of Main Street Bank with and into
               -----------
     Sovereign Bank, with Sovereign Bank surviving such merger, contemplated by
     Section 1.03 of this Agreement.

               Bank Plan of Merger has the meaning given to that term in Section
               -------------------
     1.03 of this Agreement.

               Banking Code means the Pennsylvania Banking Code of 1965, as
               ------------
     amended.

               Benefits Schedule has the meaning given to that term in Section
               -----------------
     2.19.

               BCL means the Pennsylvania Business Corporation Law of 1988, as
               ---
     amended.

               Business Day means any day on which banks are not required or
               ------------
     authorized to close in the City of Philadelphia.

               Cash Consideration has the meaning given that term in Section
               ------------------
     1.02(e)(iii).

               Cash Election has the meaning given that term in Section
               -------------
     1.02(e)(vi).

               Cash Election Shares has the meaning given that term in Section
               --------------------
     1.02(e)(vii).

               Cash Proration Factor has the meaning given that term in Section
               ---------------------
     1.02(e)(vii).

               Cause has the meaning given that term in Section 4.1(c).
               -----

               Closing Date means the date determined by Sovereign, in its sole
               ------------
     discretion, upon five (5) days prior written notice to Main Street, but in no event later than thirty (30) days after the last condition precedent pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or such other date as Sovereign and Main Street shall agree.

               Common Stock Exchange Ratio shall have the meaning given that
               ---------------------------
     term in Section 1.02(e)(iii).

               Effective Date means the date specified in the Articles of Merger
               --------------
     filed in the PDS, which may be the same as the Closing Date.

               Effective Time means the time specified in the Articles of Merger
               --------------
     for the effectiveness of the Merger or, if no such time is specified, the time of filing the Articles of Merger.

               Environmental Law means any federal, state or local law, statute,
               -----------------
     ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

               Election shall have the meaning given that term in Section
               --------
     1.02(e)(iii).

               Election Date shall have the meaning given that term in Section
               -------------
     1.02(f)(ii).

               ERISA means the Employee Retirement Income Security Act of 1974,
               -----
     as amended.

               Excess Benefit Plans has the meaning given that term in Section
               --------------------
     4.11(iv).

               Exchange Act means the Securities Exchange Act of 1934, as
               ------------
     amended, and the rules and regulations promulgated from time to time thereunder.

               Exchange Agent shall have the meaning given that term in Section
               --------------
     1.02(f)(i).

               FDIA means the Federal Deposit Insurance Act, as amended.
               ----

               FDIC means the Federal Deposit Insurance Corporation.
               ----

               Federal Reserve Board means the Board of Governors of the Federal
               ---------------------
     Reserve System.

               FSLA means the Fair Labor Standards Act of 1938.
               ----

               GAAP means generally accepted accounting principles as in effect
               ----
     at the relevant date.

               HOLA means the Home Owners' Loan Act of 1933, as amended.
               ----

               IRC means the Internal Revenue Code of 1986, as amended.
               ---

               IRS means the Internal Revenue Service.
               ---

               Labor and Employment Law means any federal, state, local, or
               ------------------------
     foreign law, statute, ordinance, executive order, rule, regulation, code, consent, order, judgment, decree, injunction or any agreement with any regulatory authority relating to (i) employment discrimination or affirmative action, (ii) labor relations, (iii) employee compensation or benefits, (iv) safety and health, (v) wrongful or retaliatory discharge, and/or (vi) any other aspect of the employment relationship. Such laws shall include, but not be limited to, Title VII of the Civil Rights Act of 1964 as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Fair Credit Collection Act, the Worker Adjustment and Retraining Notification Act, Executive Order 11246, the Employee Polygraph Protection Act, the Equal Pay Act, the National Labor Relations Act, the Older Worker Benefit Protection Act, the Rehabilitation Act, the Vietnam Era Veterans Readjustment Assistance Act, as well as any and all state fair employment practices laws, any and all state labor relations laws, any and all state wage and hour laws, any and all state wage payment and collection laws, any and all state statutes regarding wrongful or retaliatory discharge, and federal and state common law regarding employment discrimination or affirmative action, labor relations, employee compensation or benefits, safety and health and/or wrongful or retaliatory discharge and/or related tort claims.

               Main Street Advisory Board has the meaning given that term in
               --------------------------
     Section 4.14.

               Main Street Bank Board Designees has the meaning given to that
               --------------------------------
     term in Section 1.02(d)(iii).

               Main Street Certificates has the meaning given to that term in
               ------------------------
     Section 1.02(f)(ii).

               Main Street Common Stock means the common stock of Main Street
               ------------------------
     described in Section 2.02(a).

               Main Street Disclosure Schedule means a disclosure schedule
               -------------------------------
     delivered by Main Street to Sovereign pursuant to this Agreement.

               Main Street Financials means (i) the annual audited consolidated
               ----------------------
     financial statements of Main Street as of December 31, 2000 and for the three years ended December 31, 2000, including the notes thereto and (ii) the unaudited interim consolidated financial statements of Main Street as of each calendar quarter thereafter included in Securities Documents filed by Main Street, including the notes thereto.

               Main Street Options has the meaning given that term in Section
               -------------------
     1.02(g)(i).

               Main Street Stock Option Plans means the stock option plans of
               ------------------------------
     Main Street identified in the Main Street Securities Documents.

               Main Street Regulatory Reports means the annual or quarterly
               ------------------------------
     reports, and accompanying schedules, of Main Street or Main Street Bank, as the case may be, filed with the Federal Reserve Board, the FDIC or the PDB from December 31, 2000 through the Closing Date.

               Main Street Subsidiary means (i) any corporation or business
               ----------------------
     trust, 50% or more of the capital stock or equity interests of which are owned, either directly or indirectly, by Main Street, except any corporation the stock of which is held in the ordinary course of the lending activities of Main Street Bank and (ii) MBNK Capital Trust I.

               Main Street 401(k) Plan has the meaning given that term in
               -----------
     Section 4.11(a)(iii).

               Material Adverse Effect shall mean, with respect to Sovereign or
               -----------------------
     Main Street, respectively, any effect that is material and adverse to its assets, financial condition or results of operations on a consolidated basis, provided, however, that Material Adverse Effect shall not be deemed to include (a) any change in the value of the respective investment and loan portfolios of Sovereign or Main Street resulting from a change in interest rates generally, (b) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, including any changes affecting the Bank Insurance Fund or the Savings Association Insurance Fund, (c) reasonable expenses (plus reasonable legal fees, cost and expense relating to any litigation arising as a result of the Merger and the costs associated with Section
     4.11 hereof) incurred in connection with this Agreement and the transactions contemplated hereby, (d) actions or omissions of a party (or any of its Subsidiaries) taken with the prior informed written consent of the other party in contemplation of the transactions contemplated hereby (including without limitation any actions taken by Main Street pursuant to Section 4.10(a)(viii) of this Agreement), and (e) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party.

               Maximum Cash Election Number shall have the meaning given that
               ----------------------------
     term in Section 1.02(e)(vi).

               Merger means the merger of Main Street with and into Sovereign,
               ------
     with Sovereign surviving such merger, contemplated by this Agreement.

               Merger Consideration means the Cash Consideration or the Stock
               --------------------
     Consideration, as applicable.

               Minimum Stock Election Number has the meaning given that term in
               -----------------------------
     Section 1.02(e)(iv).

               Mixed Election has the meaning given that term in Section
               --------------
     1.02(e)(viii).

               MOU means the memorandum of understanding, dated July 25, 2000,
               ---
     among Main Street, Main Street Bank, the Federal Reserve Bank of Philadelphia and the PDB, as amended by an addendum to the memorandum of understanding, dated January 23, 2001.

               Non-Election Shares shall have the meaning given that term in
               -------------------
     Section 1.02(f)(v).

               NYSE means the New York Stock Exchange.
               ----

               OTS means the Office of Thrift Supervision.
               ---

               PDB means the Department of Banking of the Commonwealth of
               ---
     Pennsylvania.

               PDS means the Department of State of the Commonwealth of
               ---
     Pennsylvania.

               Person means any individual, corporation, partnership, limited
               ------
     liability company, limited liability partnership, joint venture, association, trust or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act).

               Prospectus/Proxy Statement means the prospectus/proxy statement,
               --------------------------
     together with any supplements thereto, to be transmitted to holders of Main Street Common Stock in connection with the transactions contemplated by this Agreement.

               Registration Statement means the registration statement on Form
               ----------------------
     S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the Sovereign Common Stock and Sovereign Stock Purchase Rights to be issued in connection with the transactions contemplated by this Agreement.

               Regulatory Agreement has the meaning given to that term in
               --------------------
     Section 2.11 and 3.10 of this Agreement.

               Regulatory Authority means any banking agency or department of
               --------------------
     any federal or state government, including without limitation the OTS, the Federal Reserve Board, the FDIC, the PDB or the respective staffs thereof.

               Rights means warrants, options, rights, convertible securities
               ------
     and other capital stock equivalents which obligate an entity to issue its securities.

               SEC means the Securities and Exchange Commission.
               ---

               Securities Act means the Securities Act of 1933, as amended, and
               --------------
     the rules and regulations promulgated from time to time thereunder.

               Securities Documents means all registration statements,
               --------------------
     schedules, statements, forms, reports, proxy materials, and other documents required to be filed under the Securities Laws.

               Securities Laws means the Securities Act and the Exchange Act and
               ---------------
     the rules and regulations promulgated from time to time thereunder.

               Sovereign Common Stock has the meaning given to that term in
               ----------------------
     Section 3.02(a) of this Agreement.

               Sovereign Disclosure Schedule means a disclosure schedule
               -----------------------------
     delivered by Sovereign to Main Street pursuant to this Agreement.

               Sovereign ESOP has the meaning given that term in Section
               --------------
     4.11(a)(i).

               Sovereign Financials means (i) the annual audited consolidated
               --------------------
     financial statements of Sovereign as of December 31, 2000 and for the three years ended December 31, 2000, including the notes thereto and (ii) the unaudited interim consolidated financial statements of Sovereign as of each calendar quarter thereafter included in Securities Documents filed by Sovereign, including the notes thereto.

               Sovereign Market Price means, as of any date, the closing sale
               ----------------------
     price of a share of Sovereign Common Stock, as reported on the NYSE.

               Sovereign Market Value means, as of any date, the average of the
               ----------------------
     Sovereign Market Prices for the ten consecutive trading days ending on the trading day preceding the date as of which the Sovereign Market Value is determined.

               Sovereign Option means the option referenced in the recitals to
               ----------------
     this Agreement granted to Sovereign by Main Street to acquire such number of shares of Main Street Common Stock as shall equal 19.9% of the shares of Main Street Common Stock outstanding before giving effect to the exercise of such option.

               Sovereign Regulatory Reports means the annual reports of
               ----------------------------
     Sovereign or Sovereign Bank, as the case may be, filed with the OTS from December 31, 2000 through the Closing Date.

               Sovereign Rights Agreement means the Rights Agreement dated as of
               --------------------------
     September 19, 1989, as amended September 27, 1995, and as further amended and restated June 21, 2001, between Sovereign and Mellon Investor Services LLC, as rights agent, relating to Sovereign's Series A Junior Participating Preferred Stock.

               Sovereign Stock Purchase Rights means Rights to purchase a unit
               -------------------------------
     of Sovereign's Series A Junior Participating Preferred Stock in accordance with the terms of the Sovereign Rights Agreement.

               Sovereign Subsidiaries means (i) any corporation, 50% or more of
               ----------------------
     the capital stock or equity interests of which are owned, either directly or indirectly, by Sovereign, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank, and (ii) Sovereign Capital Trust I and Sovereign Capital Trust II and any similar entity sponsored or created by Sovereign.

               Sovereign 401(k) Plan has the meaning given that term in Section
               ---------------------
     4.11(a)(ii).

               Stock Consideration shall have the meaning given that term in
               -------------------
     Section 1.02(e)(iii).

               Stock Election shall have the meaning given that term in Section
               --------------
     1.02(e)(iv).

               Stock Election Shares shall have the meaning given that term in
               ---------------------
     Section 1.02(e)(v).

               Subsidiary means any corporation, 50% or more of the capital
               ----------
     stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

               Takeover Laws has the meaning given to that term in Section 2.21.
               -------------

          Section 1.02  The Merger.
                        ----------

               (a)  Closing.  The closing will take place at on the Closing Date
                    -------
at such time and place as are agreed to by the parties hereto; provided, in any case, that all conditions to closing set forth in Article V (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the closing) have been satisfied or waived at or prior to the Closing Date. On the Closing Date, Sovereign and Main Street shall cause the Articles of Merger to be duly executed and to be filed with the PDS.

               (b)  The Merger. Subject to the terms and conditions of this
                    ----------
Agreement, on the Effective Date: Main Street shall merge with and into Sovereign; the separate existence of Main Street shall cease; Sovereign shall be the surviving corporation in the Merger; and all of the property (real, personal and mixed), rights, powers and duties and obligations of Main Street shall be taken and deemed to be transferred to and vested in Sovereign, as the surviving corporation in the Merger, without further act or deed; all debts, liabilities and duties of each of Main Street and Sovereign shall thereafter be the responsibility of Sovereign as the surviving corporation; all in accordance with the applicable laws of the Commonwealth of Pennsylvania.

               (c)  Sovereign's Articles of Incorporation and Bylaws. On and
                    ------------------------------------------------
after the Effective Date, the articles of incorporation and the bylaws of Sovereign, as in effect immediately prior to the Effective Date, shall automatically be and remain the articles of incorporation and bylaws of Sovereign, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

               (d)  Board of Directors and Officers of Sovereign and Sovereign
                    ----------------------------------------------------------
Bank.
----

                    (i) On the Effective Date, the Board of Directors of Sovereign, as the surviving corporation in the Merger, shall consist of those persons holding such office immediately prior to the Effective Date.

                    (ii) On the Effective Date, the officers of Sovereign duly elected and holding office immediately prior to the Effective Date shall be the officers of Sovereign, as the surviving corporation in the Merger, existing on such Effective Date.

                    (iii) On the effective date of the Bank Merger, the Board of Directors of Sovereign Bank, as the surviving institution in the Bank Merger, shall consist of (i) those persons holding such office immediately prior to such effective date and (ii) two (2) additional persons designated by Main Street prior to the date of mailing the Proxy Statement/Prospectus who are presently members of Main Street's Board of Directors and who are reasonably acceptable to Sovereign (the "Main Street Bank Board Designees"). Sovereign shall cause the Main Street Bank Board Designees to be appointed as directors of Sovereign Bank effective as of the effective date of the Bank Merger to hold office until the 2002 annual reorganization meeting of the Board of Directors of Sovereign Bank. Sovereign agrees to cause the Main Street Bank Board Designees, or a replacement Main Street Director, to be renominated as directors of Sovereign Bank for election at the 2002 , 2003 and 2004 annual reorganization meetings of the Board of Directors of Sovereign Bank, and agrees to vote its shares of Sovereign Bank in favor of such election at such meetings. In the event that a Main Street Bank Board Designee is unable or unwilling to serve or is reasonably unacceptable to Sovereign, a replacement Main Street Board Designee shall be substituted for such Designee.

                    (iv) On the effective date of the Bank Merger, the officers of Sovereign Bank duly elected and holding office immediately prior to such effective date shall be the officers of Sovereign Bank, as the surviving corporation in the Bank Merger.

               (e)  Effect on Sovereign and Main Street Common Stock. At the
                    ------------------------------------------------
Effective Time, by virtue of the Merger and without any action on the part of Sovereign, Main Street or the holders of any of the following securities the following shall occur:

                    (i) Cancellation of Certain Common Stock. Each share of Main Street Common Stock that is owned by Sovereign, Main Street or any of their Subsidiaries (other than shares that are held in trust, managed, custodial or nominee accounts and the like and that are beneficially owned by third parties) shall be canceled and cease to be issued and outstanding, and no consideration shall be delivered therefor.

                    (ii) Certain Sovereign Common Stock Not Affected. Each issued and outstanding share of Sovereign Common Stock shall, at and after the Effective Time, continue to be issued and outstanding as an identical share of Sovereign Common Stock.

                    (iii) Conversion of Main Street Common Stock.

                          (A) Each share of Main Street Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.02(e)(i) and shares with respect to which the holder thereof duly exercises the right to dissent, if any, under applicable law) shall be converted into the right to receive (x) $16.10 in cash (the "Cash Consideration") or (y) the number of validly issued, fully paid and nonassessable shares of Sovereign Common Stock (the "Stock Consideration") determined by dividing $16.10 by the Average Final Price (the "Common Stock Exchange Ratio"); provided, however, that:

                               (1)  if the Average Final Price is less than
               $10.98, the Common Stock Exchange Ratio shall be 1.466; and

                               (2) if the Average Final Price is greater than $14.86, the Common Stock Exchange Ratio shall be 1.083.

               (iv) Stock Election. Subject to the immediately following sentence, each record holder of Main Street Common Stock, determined pursuant to Section 1.02(f), shall be entitled to elect to receive shares of Sovereign Common Stock for such holder's shares of Main Street Common Stock (a "Stock Election"). Notwithstanding the foregoing, the minimum number of shares of Main Street Common Stock to be converted into the right to receive Sovereign Common Stock at the Effective Time will be equal to 70% of the total number of shares of Main Street Common Stock issued and outstanding as of the close of business on the second trading day prior to the Effective Time (excluding for this purpose shares to be canceled pursuant to Section 1.02(e)(i)) (the "Minimum Stock Election Number").

               (v) Stock Election Shares. As used herein, the term "Stock Election Shares" means shares of Main Street Common Stock for which a Stock Election has been made and the term "Aggregate Stock Election Share Number" means the aggregate number of shares of Main Street Common Stock covered by Stock Elections. If the Aggregate Stock Election Share Number equals or exceeds the Minimum Stock Election Number, each Stock Election Share shall be converted into the right to receive shares of Sovereign Common Stock.

               (vi) Cash Election. Subject to the immediately following sentence, each record holder of shares of Main Street Common Stock, determined pursuant to Section 1.02(f), shall be entitled to elect to receive Cash Consideration for such holder's shares of Main Street Common Stock (a "Cash Election"). Notwithstanding the foregoing, the maximum number of shares of Main Street Common Stock to be converted into the right to receive cash at the Effective Time will be equal to 30% of the total number of shares of Main Street Common Stock issued and outstanding as of the close of business on the second trading day prior to the Effective Time, minus (x) the number of shares of Main Street Common Stock with respect to which dissenters' rights have been duly exercised (excluding for this purpose shares to be canceled pursuant to Section 1.02(e)(i)) and (y) the number of shares represented by options cashed out pursuant to Section 1.02(g)(ii) (together, the "Maximum Cash Election Number").

               (vii) Cash Election Shares. As used herein, the term "Cash Election Shares" means the shares of Main Street Common Stock for which a Cash Election has been made and the term "Aggregate Cash Election Share Number" means the aggregate number of shares of Main Street Common Stock covered by Cash Elections. If the Aggregate Cash

     Election Share Number exceeds the Maximum Cash Election Number, each Cash Election Share shall be converted into the right to receive cash or Sovereign Common Stock in the following manner:

                         (A) a proration factor (the "Cash Proration Factor") shall be determined by dividing the Maximum Cash Election Number by the Aggregate Cash Election Share Number;

                         (B) the number of Cash Election Shares covered by each Cash Election that will be converted into the right to receive Cash Consideration shall be determined by multiplying the Cash Proration Factor by such number of shares; and

                         (C) each Cash Election Share other than those shares converted into the right to receive cash in accordance with Section 1.02(e)(vii)(B) shall be converted into the right to receive Stock Consideration.

                 (viii) Mixed Election. Subject to the immediately following sentence, each record holder of shares of Main Street Common Stock immediately prior to the Effective Time shall be entitled to elect to receive shares of Sovereign Common Stock for part of such holder's shares of Main Street Common Stock and cash for the remaining part of such holder's shares of Main Street Common Stock (the "Mixed Election" and, collectively with Stock Election and Cash Election, the "Election"). With respect to each holder of Main Street Common Stock who makes a Mixed Election, the shares of Main Street Common Stock such holder elects to be converted into the right to receive Stock Consideration shall be treated as Stock Election Shares for purposes of the provisions contained in Sections 1.02(e)(iv) and (v) and the shares such holder elects to be converted into the right to receive Cash Consideration shall be treated as Cash Election Shares for purposes of the provisions contained in Sections 1.02(e)(vi) and
     (vii).

                 (ix) Adjustment to Minimum Stock Election Number and Maximum Cash Election Number. Notwithstanding anything herein to the contrary, the Minimum Stock Election Number shall be increased and the Maximum Cash Election Number shall be decreased if, but only to the extent, necessary to secure the tax opinion required by Sections 5.01(i) and 5.02(i).

                 (x) Cash in Lieu of Fractional Shares. Notwithstanding anything herein to the contrary, no fraction of a whole share of Sovereign Common Stock and no scrip or certificate therefore shall be issued in connection with the Merger. Any former Main Street shareholder who would otherwise be entitled to receive a fraction of a share of Sovereign Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction multiplied by the Average Final Price.

               (f)  Form of Election.
                    ----------------

                    (i) Prior to the Effective Time, Sovereign shall appoint a bank or trust company subject to the approval of Main Street (which approval shall not be unreasonably withheld or delayed) as the exchange and paying agent (the "Exchange Agent") for the payment and exchange of the Cash and Stock Consideration.

                    (ii) Sovereign shall prepare a form of election (the "Form of Election") subject to the approval of Main Street (which approval shall not be unreasonably withheld or delayed) to be mailed by the Exchange Agent to the record holders of Main Street Common Stock not more than 60 Business Days or less than 20 Business Days prior to the election Date. The Form of Election shall be used by each record holder of shares of Main Street Common Stock who wishes to elect to receive Sovereign Common Stock or cash for any or all shares of Main Street Common Stock held by such holder, subject to the provisions of Section 1.02(e). The Exchange Agent shall use reasonable efforts to make the Form of Election available to all persons who become holders of Main Street Common Stock during the period between the record date (for the mailing of the Form of Election) and the Election Date. Any holder's election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time, on the Business Day specified in the Form of Election (or a later Business Day specified by Sovereign in a subsequent press release) (the "Election Date", which Election Date shall be two Business Days prior to the date on which the Effective Time will occur, a Form of Election properly completed and signed and accompanied by certificates that immediately prior to the Effective Time represented issued and outstanding shares of Main Street Common Stock (the "Main Street Certificates") representing the shares of Main Street Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Main Street (or by an appropriate guarantee of delivery of such Main Street Certificates as set forth in such Form of Election from a firm which is an "eligible guarantor institution" (as defined in Rule 17ad-15 under the Exchange Act); that such

     Main Street Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery).

                    (iii) Any Form of Election may be revoked by the stockholder submitting it to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date. If a Form of Election is revoked, the Main Street Certificate or Main Street Certificates (or guarantees of delivery, as appropriate) for the shares of Main Street Common Stock to which such Form of Election relates shall be promptly returned by the Exchange Agent to the stockholder of Main Street submitting the same.

                    (iv) Sovereign shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether, Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Sovereign or the Exchange Agent in such matters shall be conclusive and binding. Neither Sovereign nor the Exchange Agent shall be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by Section 1.02(e) and all such computations shall be conclusive and binding on the holder of shares of Main Street Common Stock.

                    (v) For the purposes hereof, a holder of shares of Main Street Common Stock who does not submit a Form of Election which is subsequently received by the Exchange Agent prior to the Election Date (the "Non-Election Shares") shall be deemed not to have made a Cash Election, Stock Election or Mixed Election. If Sovereign or the Exchange Agent shall determine that any purported Election was not properly made, the shares subject to such improperly made Election shall be treated as Non-Election Shares. Non-Election Shares shall be treated as Stock Election Shares.

               (g)  Stock Options.
                    -------------

                    (i) On the Effective Date, each option to acquire Main Street Common Stock which is then outstanding ("Main Street Option"), whether or not exercisable, shall cease to represent a right to acquire shares of Main Street Common Stock and shall be converted automatically into an option to purchase shares of Sovereign Common Stock and the corresponding number of Sovereign Stock Purchase Rights, and Sovereign shall assume each Main Street Option, in accordance with the terms of the applicable Main Street Stock Option Plan and/or stock option agreement by which it is evidenced, except that from and after the Effective Date, (i) Sovereign and its Board of Directors or a duly authorized committee thereof shall be substituted for Main Street and Main Street's Board of Directors or duly authorized committee thereof administering such Main Street Stock Option Plan, (ii) each Main Street Option assumed by Sovereign may be exercised solely for shares of Sovereign Common Stock and Sovereign Stock Purchase Rights, (iii) the number of shares of Sovereign Common Stock subject to such Main Street Option shall be equal to the number of shares of Main Street Common Stock subject to such Main Street Option immediately prior to the Effective Date multiplied by the Common Stock Exchange Ratio, provided that any fractional shares of Sovereign Common Stock resulting from such multiplication shall be rounded down to the nearest share, and
     (iv) the per share exercise price under each such Main Street Option shall be adjusted by dividing the per share exercise price under each such Main Street Option by the Common Stock Exchange Ratio, provided that such exercise price shall be rounded down to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Main Street Option which is an "incentive stock option" shall be adjusted as required by
     Section 424 of the IRC, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the IRC. Sovereign and Main Street agree to take all necessary steps to effect the foregoing provisions of this
     Section 1.02(g).

                    (ii) Notwithstanding the provisions of Section 1.02(g)(i), to the extent permitted by the Main Street Stock Option Plans, all Main Street Options exercisable on the Effective Date held by persons holding 2,000 or fewer Main Street options in the aggregate shall be cancelled and the holder thereof shall receive cash in complete satisfaction for such Main Street Options in an amount equal to the positive difference between the Cash Consideration and the exercise price for each such Main Street Option; provided, however, that if no positive difference exists between the Cash Consideration and the exercise price for a Main Street Option covered by this Section 1.02(g)(ii), such Main Street Option shall be converted in the manner specified in Section 1.02(g)(i).

                    (iii) Within 90 days after the Effective Date, Sovereign shall file a registration statement on Form S-8 (or any other successor or appropriate form) with respect to the shares of Sovereign Common Stock and Sovereign Stock Purchase Rights subject to the options referenced in this Section 1.02(g), and shall use its reasonable best efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding.

               (h)  Surrender and Exchange of Main Street Stock Certificates.
                    --------------------------------------------------------

                    (i) Exchange Fund. At or prior to the Effective Time, Sovereign shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Main Street Common Stock sufficient cash and certificates representing shares of Sovereign Common Stock to make all payments and deliveries to shareholders of Main Street pursuant to Section 1.02(e). Any cash and certificates for Sovereign Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

                    (ii) Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any case no later than five (5) days thereafter), Sovereign shall cause the Exchange Agent to mail to each record holder of a certificate that immediately prior to the Effective Time represented issued and outstanding shares of Main Street Common Stock a letter of transmittal which shall specify that delivery of the Main Street Certificates shall be effected, and risk of loss and title to the Main Street Certificates shall pass, only upon delivery of the Main Street Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Sovereign may reasonably specify and instructions for effecting the surrender of such Main Street Certificates in exchange for the Cash Consideration and/or the Stock Consideration, as the case may be. Upon surrender of a Main Street Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Main Street Certificate shall be entitled to receive in exchange therefor (A) a certificate representing, in the aggregate, the whole number of shares of Sovereign Common Stock that such holder has the right to receive pursuant to Section 1.02(e) and/or (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 1.02(e). No interest will be paid or will accrue on any cash payment pursuant to Section 1.02(e). In the event of a transfer of ownership of Main Street Common Stock which is not registered in the transfer records of Main Street, a certificate representing, in the aggregate, the proper number of shares of Sovereign

     Common Stock and/or a check in the proper amount pursuant to Section 1.02(e) may be issued with respect to such Main Street Common Stock, as the case may be, to such a transferee if the Main Street Certificate formerly representing such shares of Main Street Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Persons who have submitted an effective Form of Election as provided in Section 1.02(f) and surrendered Main Street Certificates as provided therein shall be treated as if they have properly surrendered Main Street Certificates together with the letter of transmittal pursuant to this Section 1.02(h).

                    (iii) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Sovereign Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Main Street Certificate with respect to the shares of Sovereign Common Stock that such Main Street Certificate holder would be entitled to receive upon surrender of such Main Street Certificate until such holder shall surrender such Main Street Certificate in accordance with Section 1.02(h)(ii). Subject to the effect of applicable laws, following surrender of any such Main Street Certificate, there shall be paid to such holder of shares of Sovereign Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Sovereign Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Sovereign Common Stock.

                    (iv) No Further Ownership Rights. All shares of Sovereign Common Stock issued and cash paid upon conversion of shares of Main Street Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Main Street Common Stock.

                    (v) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Main Street Certificates for twelve (12) months after the Effective Date shall be delivered to Sovereign or otherwise on the instructions of Sovereign and any holders of the Main Street Certificates who have not previously complied with this Section 1.02(h) shall thereafter look only to Sovereign for the Merger Consideration with respect to the shares of Main Street Stock formerly represented thereby to which such holders are entitled pursuant to
     Section 1.02(e) any cash in lieu of fractional shares of Sovereign Common Stock to which such holders are entitled pursuant to Section 1.02(e)(x) and any dividends or distributions with respect to shares of Sovereign Common Stock to which such holders are entitled pursuant to Section 1.02(h)(iii).

                    (vi) No Liability. None of Sovereign, Main Street, any of their respective Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                    (vii) Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as reasonably directed by Sovereign; provided that, such investments shall be in obligations of or guaranteed by the United States of America and backed by a full faith and credit of the United States of America or in commercial paper obligations rated P-1 and A-1 or better by Moody's Investors Service, Inc. and Standard & Poor's Corporation, respectively. Any interest and other income resulting from such investments shall be payable to Sovereign.

                    (viii) Lost Certificates. If any Main Street Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Main Street Certificate to be lost, stolen or destroyed and, if required by Sovereign the posting by such Person of a bond in such reasonable amount as Sovereign may direct as indemnity against any claim that may be made against it with respect to such Main Street Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed Main Street Certificate the applicable Merger Consideration with respect to the shares of Main Street Common Stock formerly represented thereby, any cash in lieu of fractional shares of Sovereign Common Stock to which the holders thereof are entitled pursuant to Section 1.02(e)(x), and any dividends or other distributions on shares of Sovereign Common Stock to which the holders thereof are entitled pursuant to Section 1.02(h)(iii).

                    (ix) Withholding Rights Sovereign shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Main Street Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the IRC and the rules and regulations promulgated thereunder, or any provisions of state, local or foreign tax law. To the extent that amounts are so withheld by Sovereign, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Main Street Common Stock in respect of which such deduction and withholding was made by Sovereign.

                    (x) Stock Transfer Books. At the close of business on the Effective Date, the stock transfer books of Main Street with respect to Main Street Common Stock issued and outstanding prior to the Effective Time shall be closed and, thereafter, there shall be no further registration of transfers on the records of Main Street of shares of Main Street Common Stock issued and outstanding prior to the Effective Time. From and after the Effective Time, the holders of Main Street Certificates shall cease to have any rights with respect to such shares of Main Street Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Main Street Certificates presented to the Exchange Agent or Sovereign for any reason shall be exchanged for the applicable Merger Consideration with respect to the shares of Sovereign or Main Street Common Stock, as the case may be, formerly represented thereby, any cash in lieu of fractional shares of Sovereign Common Stock to which the holders thereof are entitled pursuant to Section 1.02(e)(x), and any dividends or other distributions on shares of Sovereign Common Stock to which the holders thereof are entitled pursuant to Section 1.02(h)(iii).

               (i)  Anti-Dilution Provisions. If Sovereign shall, at any time
                    ------------------------
before the Effective Date, (A) issue a dividend in shares of Sovereign Common Stock, (B) combine the outstanding shares of Sovereign Common Stock into a smaller number of shares, (C) subdivide the outstanding shares of Sovereign Common Stock, or (D) reclassify the shares of Sovereign Common Stock, then, in any such event, the number of shares of Sovereign Common Stock to be delivered to Main Street shareholders who are entitled to receive shares of Sovereign Common Stock in exchange for shares of Main Street Common Stock shall be adjusted so that each Main Street shareholder shall be entitled to receive such number of shares of Sovereign Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred immediately prior to the happening of such event. (By way of illustration, if Sovereign declares a stock dividend of 7% payable with respect to a record date on or prior to the Effective Date, the Common Stock Exchange Ratio shall be adjusted upward by 7%). In addition, in the event that, prior to the Effective Date, Sovereign enters into an agreement pursuant to which shares of Sovereign Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each Main Street shareholder entitled to receive shares of Sovereign Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount of obligations of such other corporation as such shareholder would be entitled to receive if the Effective Date had occurred immediately prior to the happening of such event.

          Section 1.03  The Bank Merger. Sovereign and Main Street shall use
                        ---------------
their best efforts to cause Main Street Bank to merge with and into Sovereign Bank, with Sovereign Bank surviving such merger, concurrently with ,or as soon as practicable after the Effective Date. Concurrently with, or as soon as practicable after, the execution and delivery of this Agreement, Sovereign shall cause Sovereign Bank, and Main Street shall cause Main Street Bank, to execute and deliver a bank plan of merger (the "Bank Plan of Merger") in a form acceptable to Sovereign and Main Street.

                                  ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF MAIN STREET
                 ---------------------------------------------

          Main Street hereby represents and warrants to Sovereign that, except as specifically set forth in the Main Street Disclosure Schedule delivered to Sovereign by Main Street on the date hereof:

          Section 2.01  Organization.
                        ------------

               (a) Main Street is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Main Street is a bank holding company duly registered under the Bank Holding Company Act. Main Street has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Main Street is qualified or licensed to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Main Street.

               (b) Main Street Bank is a commercial bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. Main Street Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Main Street Bank and each other Main Street Subsidiary is qualified or licensed to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Main Street.

               (c) There are no Main Street Subsidiaries other than Main Street Bank and those identified in the Main Street Disclosure Schedule.

               (d) The deposits of Main Street Bank are insured by the FDIC to the extent provided in the FDIA.

               (e) The respective minute books of Main Street and Main Street Bank and each other Main Street Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

               (f) Prior to the date of this Agreement, Main Street has delivered to Sovereign true and correct copies of the articles of incorporation and bylaws of Main Street, the charter and bylaws of Main Street Bank and the articles of incorporation and bylaws of each other Main Street Subsidiary, each as in effect on the date hereof.

          Section 2.02  Capitalization.
                        --------------

               (a) The authorized capital stock of Main Street consists of (i) 50,000,000 shares of common stock, $1.00 par value per share ("Main Street Common Stock"), of which 10,470,380 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights and (ii) 5,000,000 shares of preferred stock, $10.00 par value per share, none of which are issued or outstanding. Neither Main Street nor Main Street Bank nor any other Main Street Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Main Street Common Stock, Main Street preferred stock or any other security of Main Street or any securities representing the right to vote, purchase or otherwise receive any shares of Main Street Common Stock, Main Street preferred stock or any other security of Main Street, other than (i) shares issuable under the Sovereign Option, (ii) 559,684 shares issuable or to be issued under Main Street Stock Option Plans or stock options otherwise granted by the Main Street Board of Directors and evidenced by written stock option agreements, and as set forth in reasonable detail (including the weighted average exercise price of all such options) in the Main Street Disclosure Schedule, (iii) capital securities issued by MBNK Capital Trust I and (iv) shares issuable under Main Street's Dividend Reinvestment Plan and 401(k) Retirement Savings Plan.

               (b) The authorized capital stock of Main Street Bank consists exclusively of (i) 3,000,000 shares of common stock, $5.00 par value ("Main Street Bank Common Stock"), of which 2,460,263 shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights, all of which are owned by Main Street free and clear of any lien, security interests, pledges, charges and restrictions of any kind or nature. Neither Main Street nor any Main Street Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any Main Street Subsidiary or any other security of any Main Street Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any Main Street Subsidiary. Either Main Street or Main Street Bank owns all of the outstanding shares of capital stock of each Main Street Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature, except that, in the case of Main Street Capital Trust I, Main Street owns 100% of the common securities and, in the case of ABC Mortgage Company, Net Mortgage Company, and Higgins Mortgage Company, Main Street Bank owns 80%, 75%, and 80% of the outstanding shares of capital stock of each, respectively.

               (c) Neither (i) Main Street, (ii) Main Street Bank, nor (iii) any other Main Street Subsidiary, owns any equity interest, directly or indirectly, treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of Main Street Subsidiaries, equity interests held by Main Street Subsidiaries in a fiduciary capacity, equity interests held in connection with the commercial loan activities of Main Street Subsidiaries and except that in the case of Main Street Capital Trust I, Main Street owns 100% of the common securities and, in the case of ABC Mortgage Company, Net Mortgage Company, and Higgins Mortgage Company, Main Street Bank owns 80%, 75%, and 80% of the outstanding shares of capital stock of each, respectively. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by Main Street or Main Street Bank with respect to any other company's capital stock or the equity of any other person.

               (d) To the best of Main Street's knowledge, except as disclosed in Main Street's proxy statement dated March 30, 2001, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Main Street Common Stock.

          Section 2.03 Authority; No Violation.
                       -----------------------

               (a) Main Street has full corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby. Main Street Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to complete the Bank Merger. The execution and delivery of this Agreement by Main Street and the completion by Main Street of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Main Street and, except for approval by the shareholders of Main Street as required under the BCL, Main Street's articles of incorporation and bylaws and Nasdaq Stock Market requirements applicable to it, no other corporate proceedings on the part of Main Street are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Main Street and, subject to (i) approval of the shareholders of Main Street as required under the BCL, Main Street's articles of incorporation and bylaws and Nasdaq Stock Market requirements applicable to it and (ii) receipt of the required approvals from Regulatory Authorities described in Section 3.04 hereof and compliance with such required approvals, constitutes the valid and binding obligation of Main Street, enforceable against Main Street in accordance with its terms, subject further to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by Main Street Bank concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of Main Street Bank, enforceable against Main Street Bank in accordance with its terms, subject to applicable conservatorship or receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

               (b) (A) The execution and delivery of this Agreement by Main Street, (B) the execution and delivery of the Bank Plan of Merger by Main Street Bank, (C) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and Main Street's and Sovereign's compliance with any conditions contained therein, the completion of the transactions contemplated hereby, and (D) compliance by Main Street or Main Street Bank with any of the terms or provisions hereof or of the Bank Plan of Merger, will not
(i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Main Street or any Main Street Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Main Street or any Main Street Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Main Street or any Main Street Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Main Street or any Main Street Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Main Street.

          Section 2.04 Consents. Except for the consents, approvals, filings and
                       --------
registrations from or with the Regulatory Authorities referred to in Section
3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of Main Street under the BCL, Main Street's articles of incorporation and bylaws, and Nasdaq Stock Market requirements applicable to it, and the approval of the Bank Plan of Merger by Main Street as sole shareholder of Main Street Bank under the Banking Code, and by the Main Street Bank Board of Directors, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Main Street or the Bank Plan of Merger by Main Street Bank, and (b) the completion by Main Street of the transactions contemplated hereby or by Main Street Bank of the Bank Merger. As of the date hereof, Main Street has no reason to believe that
(i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Main Street's ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

          Section 2.05 Financial Statements.
                       --------------------

               (a) Main Street has previously delivered or will deliver to Sovereign the Main Street Regulatory Reports. The Main Street Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders' equity of Main Street as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

               (b) Main Street has previously delivered to Sovereign the Main Street Financials. The Main Street Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Main Street as of and for the periods ended on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein.

               (c) At the date of each balance sheet included in the Main Street Financials or the Main Street Regulatory Reports, neither Main Street nor Main Street Bank (as the case may be) had, or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Main Street Financials or Main Street Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

          Section 2.06 Taxes. Main Street and the Main Street Subsidiaries are
                       -----
members of the same affiliated group within the meaning of IRC Section 1504(a). Main Street has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to Main Street and all Main Street Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions and related balance sheet accruals (if required) for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Main Street and any Main Street Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

          Section 2.07 No Material Adverse Effect. Main Street has not suffered
                       --------------------------
any Material Adverse Effect since March 31, 2001.

          Section 2.08 Contracts.
                       ---------

               (a) Except as described in this Agreement, or in the Main Street Disclosure Schedule, neither Main Street nor any Main Street Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of Main Street or any Main Street Subsidiary, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of Main Street or any Main Street Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Main Street or any Main Street Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any Main Street Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Main Street or any Main Street Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank advances and repurchases, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Sovereign or any Sovereign Subsidiary; or (vi) any contract (other than this Agreement) limiting the freedom of Main Street or any Main Street Subsidiary to engage in any type of banking or bank-related business permissible under law.

               (b) True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.08(a) have been provided to Sovereign on or before the date hereof, are listed on the Main Street Disclosure Schedule and are in full force and effect on the date hereof and neither Main Street nor any Main Street Subsidiary (nor, to the knowledge of Main Street, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach has resulted in or will result in a Material Adverse Effect with respect to Main Street. Except as described in this Agreement or as set forth in the Main Street Disclosure Schedule, (i) no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement,
(ii) none of the employees (including officers) of Main Street or any Main Street Subsidiary, possess the right to terminate their employment as a result of the execution of this Agreement, (iii) no plan, employment agreement, termination agreement, or similar agreement or arrangement to which Main Street or any Main Street Subsidiary is a party or under which Main Street or any Main Street Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder, and (iv) no such agreement, plan or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Main Street or any Main Street Subsidiary absent the occurrence of a subsequent event; (y) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (z) requires Main Street or any Main Street Subsidiary to provide a benefit in the form of Main Street Common Stock or determined by reference to the value of Main Street Common Stock.

          Section 2.09 Ownership of Property; Insurance Coverage.
                       -----------------------------------------

               (a) Main Street and the Main Street Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by Main Street or any Main Street Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Main Street Regulatory Reports and in the Main Street Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) items permitted under Article IV. Main Street and the Main Street Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Main Street and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the Notes to the Main Street Financials.

               (b) With respect to all agreements pursuant to which Main Street or any Main Street Subsidiary has purchased securities subject to an agreement to resell, if any, Main Street or such Main Street Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

               (c) Main Street and the Main Street Subsidiaries currently maintain insurance considered by Main Street to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Main Street nor any Main Street Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Main Street or Main Street Bank under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years Main Street and Main Street Bank have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies.

          Section 2.10 Legal Proceedings. Except as set forth in the Main Street
                       -----------------
Disclosure Schedule, neither Main Street nor any Main Street Subsidiary is a party to any, and there are no pending or, to the best of Main Street's knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Main Street or any Main Street Subsidiary, (ii) to which Main Street or any Main Street Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Main Street to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Main Street.

          Section 2.11 Compliance With Applicable Law.
                       ------------------------------

               (a) Main Street and Main Street Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on Main Street.

               (b) Except for the MOU or as disclosed on the Main Street Disclosure Schedule, (i) Main Street and each Main Street Subsidiary is in substantial compliance with all of the statutes, regulations or ordinances which each Regulatory Authority applicable to them enforces; (ii) no Regulatory Authority has threatened to revoke any license, franchise, permit or governmental authorization which is material to Main Street or any Main Street Subsidiary required or threatened to require Main Street or any Main Street Subsidiary, to enter into a cease and desist order or memorandum of understanding with it; and (iii) no Regulatory Authority has restricted or limited the operations of Main Street or any Main Street Subsidiary, including without limitation any restriction on the payment of dividends (any such memorandum or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Main Street nor any Main Street Subsidiary has consented to or entered into any Regulatory Agreement, except for the MOU. Main Street has no reason to believe that it will not receive regulatory approval for the Merger. Main Street received a rating of "satisfactory" in connection with its last CRA examination. On the date of the Agreement Main Street has no reason to believe that it is not in substantial compliance with the material terms of the MOU.

          Section 2.12 ERISA. Main Street has previously delivered to Sovereign
                       -----
true and complete copies of all employee pension benefit plans within the meaning of ERISA Section 3(2), including profit sharing plans, employee stock ownership plan, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual executive and administrative incentive plan or long term incentive plans, severance plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in the Main Street Disclosure Schedule, sponsored or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Main Street or any Main Street Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. Neither Main Street, any Main Street Subsidiary, nor any pension plan maintained by Main Street or any Main Street Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to Main Street, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan which would result in a Material Adverse Effect. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither Main Street nor any Main Street Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Main Street or any Main Street Subsidiary which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to Main Street. Main Street and the Main Street Subsidiaries provide continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in material compliance with Section 1862(b)(1) of the Social Security Act.

          Section 2.13 Brokers, Finders and Financial Advisors; Fairness
                       -------------------------------------------------
Opinion. Except for Main Street's engagement of McConnell, Budd & Downes, Inc.
-------
("MBD") in connection with transactions contemplated by this Agreement, neither Main Street nor any Main Street Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, or, except for its commitments disclosed in Main Street Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, which has not been reflected in the Main Street Financials. The Main Street Disclosure Schedule shall contain as an exhibit the engagement letter between Main Street and MBD. MBD has provided Main Street with its oral opinion to the effect that, as of the date of approval of this Agreement by the Board of Directors of Main Street, the Merger Consideration is fair to shareholders of Main Street in the Merger from a financial point of view.

          Section 2.14 Environmental Matters. To the knowledge of Main Street,
                       ---------------------
except as set forth on the Main Street Disclosure Schedule, neither Main Street nor any Main Street Subsidiary, nor any properties operated by Main Street or any Main Street Subsidiary during Main Street's use or ownership has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to Main Street. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of Main Street, threatened, relating to the liability of any property owned or operated by Main Street or any Main Street Subsidiary under any Environmental Law.

          Section 2.15 Allowance for Losses. The allowance for loan losses
                       --------------------
reflected, and to be reflected, in the Main Street Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Main Street Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria.

          Section 2.16 Information to be Supplied. The information to be
                       --------------------------
supplied by Main Street and Main Street Bank for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) and/or any information Main Street filed with the SEC under the Exchange Act which is incorporated by reference into the Registration Statement (including the Prospectus/Proxy

Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to shareholders of Main Street and up to and including the date of the meeting of shareholders of Main Street to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Main Street for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date of the attainment of any required regulatory approvals or consents, be accurate in all material respects.

          Section 2.17 Securities Documents. The Securities Documents filed or
                       --------------------
to be filed by Main Street under the Exchange Act at any time since December 31, 2000 complied or will comply, at the time filed with the SEC, in all material respects, with the Exchange Act and all applicable rules and regulations of the SEC.

          Section 2.18 Related Party Transactions. Except as disclosed in the
                       --------------------------
Securities Documents filed by Main Street, in the footnotes to the Main Street Financials, or in the Main Street Disclosure Schedule, Main Street is not a party to any transaction (including any loan or other credit accommodation, but excluding deposits in the ordinary course of business) with any Affiliate of Main Street (except a Main Street Subsidiary). All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other risks or unfavorable features. No loan or credit accommodation to any Affiliate of Main Street is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Main Street nor Main Street Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Main Street Bank is inappropriate.

          Section 2.19 Schedule of Termination Benefits. The Main Street
                       --------------------------------
Disclosure Schedule includes a schedule of the present value as of March 31, 2002 of the maximum amount of termination benefits and related payments which would be payable to the individuals identified thereon, excluding any options to acquire Main Street Common Stock granted to such individuals, under any and all employment agreements, special termination agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any other pension benefit or welfare benefit plan maintained by Main Street solely for the benefit of executive officers of Main Street or any Main Street Subsidiary (the "Benefits Schedule"), assuming that the Closing Date occurs on March 31, 2002 and that the employment of such individuals terminates immediately thereafter. No other individuals are entitled to benefits under any such plans. The amounts paid to the individuals identified in Schedule 2.19 shall not exceed the amounts set forth thereon adjusted to reflect changes in interest rates and in actual as opposed to estimated compensation data (except for the bonus amounts). To the best knowledge of Main Street, both (i) the present value of the maximum amount of termination benefits and related payments specified, including required gross-up payments under
Section 280G of the IRC, on the Benefits Schedule with respect to each named individual and (ii) the maximum aggregate amount set forth on the Benefits Schedule are true and correct in all material respects. Except as set forth in Main Street Disclosure Schedule, as of the date of this Agreement, no Main Street director had deferred any compensation accrued by Main Street.

          Section 2.20 Loans. Each loan reflected as an asset in the Main Street
                       -----
Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Main Street.

          Section 2.21 Takeover Laws. Main Street has taken all action required
                       -------------
to be taken by it in order to exempt this Agreement, the Bank Plan of Merger and the Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Bank Plan of Merger and the Option Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination," or other antitakeover laws and regulations of any jurisdiction (collectively, the "Takeover Laws"), including, without limitation, the Commonwealth of Pennsylvania.

          Section 2.22 Labor and Employment Matters. To the knowledge of Main
                       ----------------------------
Street, neither Main Street nor any Main Street Subsidiary, nor any facilities owned or operated by Main Street or any Main Street Subsidiary has been or is in violation of or is liable under any Labor and Employment Law, which violation or liability, individually or in the aggregate, resulted in, or will result in, a Material Adverse Effect with respect to Main Street. There are no legal, administrative, arbitration or other proceedings, demands, claims, notices, audits or investigations (including without limitation notices, demand letters or requests for information from any federal, state or local commission, agency or board) instituted or pending, or to the knowledge of Main Street threatened, relating to the liability of Main Street or any Main Street Subsidiary under any Labor and Employment Law.

          Section 2.23 Quality of Representations. The representations made by
                       --------------------------
Main Street in this Agreement are true, correct and complete in all material respects, and do not omit statements necessary to make them not misleading under all facts and circumstances.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF SOVEREIGN
                  -------------------------------------------

          Sovereign hereby represents and warrants to Main Street that, except as set forth in the Sovereign Disclosure Schedule delivered by Sovereign to Main Street on or prior to the date hereof:

          Section 3.01 Organization.
                       ------------

               (a) Sovereign is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Sovereign is a savings and loan holding company duly registered under the HOLA. Sovereign has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Each Sovereign Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses full corporate power and authority to carry on its respective business and to own, lease and operate its properties as presently conducted. Neither Sovereign nor any Sovereign Subsidiary is required by the conduct of its business or the ownership or leasing of its assets to qualify to do business as a foreign corporation in any jurisdiction other than the Commonwealth of Pennsylvania and the states of Delaware, New Jersey, Massachusetts, Connecticut, Rhode Island, and New Hampshire, except where the failure to be so qualified would not have a Material Adverse Effect.

               (b) Sovereign Bank is a federal savings bank, duly organized and validly existing under the laws of the United States of America. Sovereign

Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

               (c) The deposits of Sovereign Bank are insured by the FDIC to the extent provided in the FDIA.

               (d) The respective minute books of Sovereign and Sovereign Bank accurately record in all material respects all material corporate action of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

               (e) Prior to the execution of this Agreement, Sovereign has delivered to Main Street true and correct copies of the articles of incorporation and the bylaws of Sovereign and Sovereign Bank, respectively, as in effect on the date hereof.

           Section 3.02 Capital Structure.
                        -----------------

               (a) The authorized capital stock of Sovereign consists of (a) 400,000,000 shares of common stock, no par value ("Sovereign Common Stock"), of which, at the date of this Agreement, 109,188 shares were issued and held by Sovereign as treasury stock and 246,907,687 shares are outstanding, validly issued, fully paid and nonassessable, and (b) 7,500,000 shares of preferred stock, no par value, of which, at the date of this Agreement, no shares are issued or outstanding. No shares of Sovereign Common Stock were issued in violation of any preemptive rights. Sovereign has no Rights authorized, issued or outstanding, other than (i) the Sovereign Stock Purchase Rights, (ii) options to acquire shares of Sovereign Common Stock authorized under Sovereign's employee benefit plans, stock option plans, non-employee directors compensation plan, employee stock ownership plan, employee stock purchase plan, and dividend reinvestment and stock purchase plan, (iii) securities issued by Sovereign Capital Trust I and (iv) securities issued by Sovereign Capital Trust II.

               (b) To the best of Sovereign's knowledge, except as disclosed in Sovereign's proxy statement dated March 26, 2001, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Sovereign Common Stock.

               (c) Except as disclosed in the Sovereign Disclosure Schedule, Sovereign owns all of the capital stock of Sovereign Bank, free and clear of any lien, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature and either Sovereign or Sovereign Bank owns all of its shares of capital stock of each other Sovereign Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the Sovereign Subsidiaries, Sovereign does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests held in the investment portfolios of Sovereign Subsidiaries, equity interests held by Sovereign Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Sovereign Subsidiaries.

          Section 3.03 Authority; No Violation.
                       -----------------------

               (a) Sovereign has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Sovereign Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by Sovereign and the completion by Sovereign of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Sovereign, and no other corporate proceedings on the part of Sovereign are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sovereign and, subject to receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of Sovereign, enforceable against Sovereign in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by Sovereign Bank concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of Sovereign Bank, enforceable against Sovereign Bank in accordance with its terms, subject to applicable conservatorship and receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

               (b) (A) The execution and delivery of this Agreement by Sovereign, (B) the execution and delivery of the Bank Plan of Merger by Sovereign Bank, (C) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and Main Street's and Sovereign's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (D) compliance by Sovereign or Sovereign

Bank with any of the terms or provisions of this Agreement or of the Bank Plan of Merger will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Sovereign or any Sovereign Subsidiary or the charter and bylaws of Sovereign Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Sovereign or any Sovereign Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Sovereign or Sovereign Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Sovereign or Sovereign Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Sovereign.

          Section 3.04 Consents. Except for consents, approvals, filings and
                       --------
registrations from or with the OTS, the Federal Reserve Board, the PDB, the NYSE, the SEC, and state "blue sky" authorities, and compliance with any conditions contained therein, and the approval of the Bank Plan of Merger by Sovereign as sole shareholder of Sovereign Bank under the HOLA, and by the Sovereign Bank Board of Directors, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with
(a) the execution and delivery of this Agreement by Sovereign or the Bank Plan of Merger by Sovereign Bank, and (b) the completion by Sovereign of the transactions contemplated hereby or by Sovereign Bank of the Bank Merger. Sovereign has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Sovereign's or Sovereign Bank's ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

          Section 3.05 Financial Statements.
                       --------------------

               (a) Sovereign has made, or will make, the Sovereign Regulatory Reports available to Main Street for inspection. The Sovereign Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations, and changes in shareholders' equity of Sovereign as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

               (b) Sovereign has previously delivered, or will deliver, to Main Street the Sovereign Financials. The Sovereign Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by the Sovereign Financials, except as noted therein and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Sovereign as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis throughout the periods covered by the Sovereign Financials, except as noted therein. Sovereign will make the Sovereign Regulatory Reports available to Main Street for inspection.

               (c) At the date of each balance sheet included in the Sovereign Financials or Sovereign Regulatory Reports, Sovereign did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Sovereign Financials or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations or loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

          Section 3.06 Taxes. Sovereign and the Sovereign Subsidiaries are
                       -----
members of the same affiliated group within the meaning of IRC Section 1504(a). Sovereign has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to Sovereign and all Sovereign Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions and related balance sheet accruals (if required) for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Sovereign and any Sovereign Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

          Section 3.07 No Material Adverse Effect. Sovereign has not suffered
                       --------------------------
any Material Adverse Effect since December 31, 2000.

          Section 3.08 Ownership of Property; Insurance Coverage.
                       -----------------------------------------

               (a) Sovereign and the Sovereign Subsidiaries have good and, as to real property, marketable title to all assets and properties owned by Sovereign or any of its Subsidiaries in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Sovereign Financials and in the Sovereign Regulatory Reports or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the Sovereign Disclosure Schedule or permitted under Article IV hereof, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Sovereign and the Sovereign Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Sovereign and its Subsidiaries in the conduct of their businesses to occupy and use all such properties as presently occupied and used by each of them.

               (b) Sovereign and the Sovereign Subsidiaries currently maintain insurance in amounts considered by Sovereign to be reasonable for their respective operations, and such insurance is similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Sovereign nor any Sovereign Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such insurance will be substantially increased.

          Section 3.09 Legal Proceedings. Neither Sovereign nor any Sovereign
                       -----------------
Subsidiary is a party to any, and there are no pending or, to the best of Sovereign's knowledge, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against Sovereign or any Sovereign Subsidiary, (ii) to which Sovereign's or any Sovereign Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Sovereign to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Sovereign.

          Section 3.10 Compliance With Applicable Law.
                       ------------------------------

               (a) Sovereign and the Sovereign Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on Sovereign.

               (b)  Except as disclosed on the Sovereign Disclosure Schedule,
(i) Sovereign and each Sovereign Subsidiary is in substantial compliance with all of the statutes, regulations or ordinances which each Regulatory Authority applicable to them enforces; (ii) no Regulatory Authority has threatened to revoke any license, franchise, permit or governmental authorization which is material to Sovereign or any Sovereign Subsidiary or required or threatened to require Sovereign or any Sovereign Subsidiary to enter into a cease and desist order or memorandum of understanding with it and (iii) no Regulatory authority has restricted or limited the operations of Sovereign or any Sovereign Subsidiary, including without limitation any restriction on the payment of dividends (any such memorandum or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Sovereign received a rating of "satisfactory" in connection with its last CRA examination.

          Section 3.11 Information to be Supplied. The information to be
                       --------------------------
Sovereign for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) and/or any information Sovereign filed with the SEC under the Exchange Act which is incorporated by reference into the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to shareholders of Main Street and up to and including the date of the meeting of shareholders of Main Street to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Sovereign for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date(s) of the obtainment of any required regulatory approvals or consents, be accurate in all material aspects.

          Section 3.12 ERISA. Sovereign has previously made available to Main
                       -----
Street true and complete copies of the employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, employee stock ownership plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans), and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth on the Sovereign Disclosure Schedule, sponsored or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Sovereign or any Sovereign Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. Neither Sovereign, any Sovereign Subsidiary, nor any pension plan maintained by Sovereign or any Sovereign Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to Sovereign, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA
Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan which would result in a Material Adverse Effect. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither Sovereign nor any Sovereign Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply and within the past six

(6) years have complied in all material respects with (i) relevant provisions of ERISA, and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC
Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Sovereign or any Sovereign Subsidiary that would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to Sovereign. Sovereign and the Sovereign Subsidiaries provide continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act.

          Section 3.13 Securities Documents. The Securities Documents filed or
                       --------------------
to be filed by Sovereign under the Exchange Act at any time since December 31, 2000 complied or will comply, at the time filed with the SEC, in all material respects, with the Exchange Act and the applicable rules and regulations of the SEC.

          Section 3.14 Environmental Matters. To the knowledge of Sovereign,
                       ---------------------
neither Sovereign nor any Sovereign Subsidiary, nor any properties operated by Sovereign or any Sovereign Subsidiary during Sovereign's use or ownership has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in or will result in a Material Adverse Effect with respect to Sovereign. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of Sovereign, threatened, relating to the liability of any property owned or operated by Sovereign or any Sovereign Subsidiary under any Environmental Law.

          Section 3.15 Allowance for Loan Losses. The allowance for loan losses
                       -------------------------
reflected, and to be reflected, in the Sovereign Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Sovereign Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria.

          Section 3.16 Loans. Each loan reflected as an asset in the Sovereign
                       -----
Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Sovereign.

          Section 3.17 Quality of Representations. The representations made by
                       --------------------------
Sovereign in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

                                  ARTICLE IV
                           COVENANTS OF THE PARTIES
                           ------------------------

          Section 4.01 Conduct of Main Street's Business.
                       ---------------------------------

               (a) From the date of this Agreement to the Closing Date, Main Street and each Main Street Subsidiary will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required by this Agreement or with the written consent of Sovereign. Main Street will use its reasonable good faith efforts, and will cause Main Street Bank to use its reasonable good faith efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the good will of customers of Main Street and Main Street Subsidiaries and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by Sovereign in writing or as permitted or required by this Agreement, Main Street will not, and Main Street will not permit any Main Street Subsidiary to:

                    (i) amend or change any provision of its certificate of incorporation, charter, or bylaws;

                    (ii) change the number of authorized or issued shares of its capital stock or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, except as contemplated by Section 4.11 of this Agreement, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (A) Main Street may issue shares of Main Street Common Stock upon the valid exercise of outstanding options to acquire Main Street Common Stock under the Main Street Stock Option Plans, or pursuant to written stock option agreements set forth in the Main Street Disclosure Schedule, in accordance with
     Section 4.11 of this Agreement, (B) Main Street may pay a regular quarterly cash dividend, not to exceed the lesser of $.05 per share of Main Street Common Stock outstanding, or any amount permitted under the MOU or otherwise by Main Street's Regulatory Authorities and (C) Main Street may issue shares of Main Street Common Stock pursuant to the Sovereign Option. Nothing contained in this Section 4.01(ii) or in any other Section of this Agreement shall be construed to permit Main Street shareholders to receive two dividends either from Main Street or from Main Street and Sovereign in any quarter or to deny or prohibit them from receiving one dividend from Main Street or Sovereign in any quarter and Main Street shall cooperate with Sovereign to coordinate dividend payment dates and record dates in the quarter in which the Closing is anticipated to occur to achieve such results; subject to applicable regulatory restrictions, if any, Main Street Bank may pay a cash dividend, in the aggregate, sufficient to fund any dividend by Main Street permitted hereunder;

                    (iii) grant any severance or termination pay (other than pursuant to written policies or written agreements of Main Street or Main Street Subsidiaries in effect on the date hereof and provided to Sovereign prior to the date hereof, as contemplated by this Agreement, or as otherwise agreed to in writing by Sovereign and Main Street) to, or enter into any new or amend any existing employment agreement with, or increase the compensation of, any employee, officer or director of Main Street or any Main Street Subsidiary, except for routine periodic increases, individually and in the aggregate, in accordance with past practice;

                    (iv) merge or consolidate Main Street or any Main Street Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Main Street or any Main Street Subsidiary, except for the pending sale of two branches set forth on the Main Street Disclosure Schedule; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between any Main Street Subsidiary and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Main Street Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

                    (v) sell or otherwise dispose of the capital stock of Main Street Bank or sell or otherwise dispose of any asset of Main Street or of any Main Street Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of Main Street or of any Main Street Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

                    (vi) take any action which would result in any of the representations and warranties of Main Street set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article V hereof not being satisfied, except in each case as may be required by applicable law;

                    (vii) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating Main Street or Main Street Bank;

                    (viii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which Main Street or any Main Street Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

                    (ix) implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement which was not in effect on the date of this Agreement, or materially amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost; provided, however, that Main Street may contribute to the Main Street 401(k) plan, to the extent set forth in the Main Street Disclosure Schedule;

                    (x) purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc. or otherwise alter, in any material respect, the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities;

                    (xi) make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or group of affiliated borrowers in excess of $2,000,000 in the aggregate, or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $2,000,000, except for any commitment disclosed on the Main Street Disclosure Schedule;

                    (xii) except as set forth on the Main Street Disclosure Schedule or except in the ordinary course of business consistent with past practice, enter into, renew, extend or modify any other transaction with any Affiliate other than deposit and loan transactions in the ordinary course of business and which are in compliance with applicable laws and regulations;

                    (xiii) enter into any interest rate swap or similar commitment, agreement or arrangement;

                    (xiv) except for the execution of this Agreement, or resulting therefrom, take any action that would give rise to a right of payment to any individual under any employment agreement; or

                    (xv)   agree to do any of the foregoing.

          For purposes of this Section 4.01, it shall not be considered in the ordinary course of business for Main Street or any Main Street Subsidiary to do any of the following: (i) make any capital expenditure of $100,000 or more not disclosed on Main Street Disclosure Schedule 4.01, without the prior written consent of Sovereign; (ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $500,000, other than the pending sale of two branches set forth on the Main Street Disclosure Schedule and pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, or transactions in the investment securities portfolio by Main Street or a Main Street Subsidiary or repurchase agreements made, in each case, in the ordinary course of business; (iii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Main Street or any Main Street Subsidiary of more than $100,000 annually, or containing a material financial commitment and extending beyond 12 months from the date hereof.

          Section 4.02  Access; Confidentiality.
                        -----------------------

               (a) From the date of this Agreement through the Closing Date, Main Street or Sovereign, as the case may be, shall afford to, and shall cause each Main Street Subsidiary or Sovereign Subsidiary to afford to, the other party and its authorized agents and representatives, complete access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of Main Street and Sovereign will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

               (b) Main Street and Sovereign each agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

               (c) In addition to the access permitted by subparagraph (a) above, from the date of this Agreement through the Closing Date, Main Street shall permit employees of Sovereign reasonable access to and participation in matters relating to problem loans, loan restructurings and loan work-outs, investments, derivatives, and other asset/liability activities of Main Street and the Main Street Subsidiaries, provided that nothing contained in this subparagraph shall be construed to grant Sovereign or any Sovereign employee any final decision-making authority with respect to such matters.

               (d) If the transactions contemplated by this Agreement shall not be consummated, Main Street and Sovereign will continue to comply with the terms of the confidentiality agreement dated July 12, 2001.

          Section 4.03  Regulatory Matters and Consents.
                        -------------------------------

               (a) Main Street and Sovereign shall prepare a Prospectus/Proxy Statement to be mailed to shareholders of Main Street in connection with the meeting of shareholders of Main Street to consider and the transactions contemplated hereby, and to be filed by Sovereign with the SEC in the Registration Statement, which Prospectus/Proxy statement shall conform to all applicable legal requirements. Sovereign shall, following the preparation thereof, file the Registration Statement with the SEC and Main Street and Sovereign shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Sovereign will advise Main Street, promptly after Sovereign receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Sovereign shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Sovereign will provide Main Street with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as Main Street may reasonably request.

               (b) Sovereign and Main Street will prepare all Applications to Regulatory Authorities and make all filings for, and use their reasonable best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to complete the transactions contemplated by this Agreement.

               (c) Main Street will furnish Sovereign with all information concerning Main Street and Main Street Subsidiaries as may be reasonably necessary or advisable in connection with the Registration Statement and any Application or filing made by or on behalf of Sovereign to any Regulatory Authority in connection with the transactions contemplated by this Agreement and the Bank Plan of Merger.

               (d) Sovereign and Main Street shall have the right to review in advance, and to the extent practicable each will consult with the other on, all information which appears in any filing made with or written materials submitted to the SEC, any Regulatory Authority or any third party in connection with the transactions contemplated by this Agreement and the Bank Plan of Merger. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of the SEC, Regulatory Authorities and third parties necessary or advisable to consummate the transactions contemplated by this Agreement and the Bank Plan of Merger and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby and thereby.

               (e) Sovereign will promptly furnish Main Street with copies of all written communications to, or received by Sovereign or any Sovereign Subsidiary from, any Regulatory Authority in respect of the transactions contemplated hereby.

          Section 4.04  Taking of Necessary Action. Sovereign and Main Street
                        --------------------------
shall each use its best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Merger and the Bank Merger, as soon as practicable after the date hereof, including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither Main Street nor any Main Street Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Sovereign, and (B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger and the Bank Merger pursuant to this Agreement and the Bank Plan of Merger; provided that nothing herein contained shall preclude Sovereign or Main Street or from exercising its rights under this Agreement or the Stock Option Agreement.

          Section 4.05  Certain Agreements.
                        ------------------

               (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer or employee of Main Street or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party to a suit based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Main Street, any of the Main Street's Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the

Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto to the extent permitted or required by the BCL and the articles of incorporation and bylaws of Main Street. On or after the Effective Date, Sovereign shall indemnify, defend and hold harmless all prior and then-existing directors and officers of Main Street and any Main Street Subsidiary, against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of Sovereign which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Main Street or any Main Street Subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, to the same extent as such officer, director or employee may be indemnified by Main Street or any Main Street Subsidiary as of the date hereof including the right to advancement of expenses, provided, however, that any such officer, director or employee of Main Street or any Main Street Subsidiary shall not be indemnified by Sovereign and/or Sovereign Bank if such indemnification is prohibited by applicable law.

               (b) Sovereign shall maintain Main Street's existing directors' and officers' liability insurance policy (or a policy providing comparable coverage amounts on terms generally no less favorable, including Sovereign's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of five years after the Effective Date; provided, however, that in no event shall Sovereign be obligated to expend, in order to maintain or provide insurance coverage pursuant to this
Section 4.05(b), any amount per annum in excess of 150% of the amount of the annual premiums paid as of the date hereof by Main Street for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Sovereign shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. In the event that Sovereign acts as its own insurer for all of its directors and officers with respect to matters typically covered by a directors' and officers' liability insurance policy, Sovereign's obligations under this Section 4.05(b) may be satisfied by such self insurance, so long as its senior debt ratings by Standard & Poor's Corporation and Moody's Investors Services, Inc. are not lower than such ratings as of the date hereof.

               (c) Sovereign agrees to honor and Sovereign agrees to cause Sovereign Bank to honor all terms and conditions of all existing employment contracts and special termination agreements disclosed in the Main Street Disclosure Schedule. In the event that any employee of Main Street who is a party to an employment contract or a special termination agreement with Main Street, or who is covered by Main Street's change in control policy (as identified on Main Street's Disclosure Schedule), is offered and accepts employment with Sovereign or any Sovereign subsidiary, Sovereign shall pay to each such individual within five (5) days of the Effective Date, fifty percent (50%) of the total amount to which such individual is entitled under such agreement or policy and shall pay the remaining fifty percent (50%) of such total amount in the event, but only in the event, that such employee's employment with Sovereign or a Sovereign Subsidiary terminates on or prior to the first annual anniversary date of the Effective Date.

               (d) In the event that Sovereign or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this
Section 4.05.

               (e) Sovereign agrees that, effective with the Effective Date, it shall assume Main Street's 9.25% Subordinated Debentures due December 31, 2029 and all of Main Street's obligations under the related trust indenture, and shall take all action necessary or appropriate in accordance therewith, including, if required by the trustee, execution of a supplemental indenture and other appropriate documents or certificates.

          Section 4.06  No Other Bids and Related Matters. So long as this
                        ---------------------------------
Agreement remains in effect, Main Street shall not and Main Street shall not authorize or permit any of its directors, officers, employees or agents, to directly or indirectly (i) solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an Acquisition Transaction (as defined below) (ii) respond to any inquiry relating to an Acquisition Transaction, except as otherwise advised in a written legal opinion of outside counsel to Main Street to the effect that a failure to do so would result in a breach of their fiduciary obligations under Pennsylvania law (provided that a copy of such written opinion shall have been provided to Sovereign together with a written notice that Main Street intends to respond to the inquiry no earlier than three (3) Business Days following receipt by Sovereign of such notice),
(iii) recommend or endorse an Acquisition Transaction, (iv) participate in any discussions or negotiations regarding an Acquisition Transaction, (v) provide any third party (other than Sovereign or an affiliate of Sovereign) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Transaction,
(vi) enter into an agreement with any other party with respect to an Acquisition Transaction or (vii) fail to recommend and support the Merger to Main Street shareholders. Main Street will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Sovereign with respect to any of the foregoing, and will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 4.06. Main Street will notify Sovereign orally (within one day) and in writing (as promptly as practicable) if any inquiries or proposals relating to an Acquisition Transaction are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Main Street. As used in this Agreement, "Acquisition Transaction" shall mean one of the following transactions with a party other than Sovereign of an affiliate of Sovereign (i) a merger or consolidation, or any similar transaction, involving Main Street or a Main Street Subsidiary, (ii) a purchase, lease or other acquisition of all or a substantial portion of the assets or liabilities of Main Street or a Main Street Subsidiary or (iii) a purchase or other acquisition (including by way of share exchange, tender offer, exchange offer or otherwise) of a substantial interest in any class or series of equity securities of Main Street or a Main Street Subsidiary.

          Section 4.07  Duty to Advise; Duty to Update Disclosure Schedule. Each
                        --------------------------------------------------
party shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Each party shall update its respective Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Schedule shall not relieve a party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.01(c) and 5.02(c) hereof, as applicable.

          Section 4.08  Conduct of Sovereign's Business.  From the date of this
                        -------------------------------
Agreement to the Closing Date, Sovereign will use its reasonable good faith efforts to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the goodwill of customers of Sovereign and Sovereign Subsidiaries and others with whom business relationships exist.

          Section 4.09  Current Information.
                        -------------------

               (a) During the period from the date of this Agreement to the Effective Date, each party shall, upon the request of the other party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. Within fifteen (15) days after the end of each month, Main Street will deliver to Sovereign a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month.

               (b) Main Street shall provide to Sovereign a copy of the minutes of any meeting of the Board of Directors of Main Street or any Main Street Subsidiary, or any committee thereof, or any senior management committee, promptly after such minutes are approved at a subsequent meeting of the board or committee, but in any event within thirty (30) days of the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within thirty (30) days of the Closing Date, such minutes shall be provided prior to the Closing Date.

          Section 4.10  Undertakings by Sovereign and Main Street.
                        -----------------------------------------

               (a) From and after the date of this Agreement, Main Street shall:

                    (i)   Voting by Directors. Use its best efforts to cause all
                          -------------------
     members of Main Street's Board of Directors to vote all shares of Main Street's Common Stock beneficially owned by each such director in favor of this Agreement and to recommend to shareholders of Main Street and otherwise support the Merger;

                    (ii)  Phase I Environmental Audit. Permit Sovereign, if
                          ---------------------------
     Sovereign elects to do so, at its own expense, to cause a "phase I environmental audit" to be performed at any physical location owned or occupied by Main Street or any Main Street Subsidiary on the date hereof;

                    (iii) Approval of Bank Plan of Merger. Approve the Bank Plan
                          -------------------------------
     of Merger as sole shareholder of Main Street Bank and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by Main Street Bank;

                    (iv)    Proxy Solicitor. If Sovereign requests and agrees to
                            ---------------
     bear the expense thereof, retain a proxy solicitor in connection with the solicitation of Main Street shareholder approval of this Agreement;

                    (v)     Outside Service Bureau Contracts. If requested to do
                            --------------------------------
     so by Sovereign, use its reasonable best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to Main Street or any Main Street Subsidiary, on terms and conditions mutually acceptable to Main Street and Sovereign;

                    (vi)    Committee Meetings. Permit a representative of
                            ------------------
     Sovereign, who is reasonably acceptable to Main Street, to attend all committee meetings of Main Street and Main Street Bank management including, without limitation, any loan or asset/liability committee;

                    (vii)   List of Nonperforming Assets. Provide Sovereign,
                            ----------------------------
     within ten (10) days after the quarterly meeting of its Asset Review Committee, a written list of nonperforming assets as of the end of such month;

                    (viii)  Reserves and Merger-Related Costs. On or after
                            ---------------------------------
     January 1, 2002, but before the Effective Date, establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of Main Street to those of Sovereign (as such practices and methods are to be applied to Main Street from and after the Closing Date) and Sovereign's plans with respect to the conduct of the business of Main Street following the Merger and otherwise to reflect Merger-related expenses and costs incurred by Main Street, provided, however, that Main Street shall not be required to take such action (A) more than five (5) days prior to the Effective Date; and (B) unless Sovereign agrees in writing that all conditions to closing set forth in Section 5.02 have been satisfied or waived (except for the expiration of any applicable waiting periods); prior to the delivery by Sovereign of the writing referred to in the preceding clause, Main Street shall provide Sovereign a written statement, certified without personal liability by the chief executive officer of Main Street and dated the date of such writing, that the representation made in Section
     2.15 hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by Main Street or any Main Street Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of
     Section 6.01(d) hereof;

                    (ix)    Shareholders' Meeting. Main Street shall take all
                            ---------------------
     action necessary to properly call and convene a special meeting of its shareholders as soon as reasonably practicable to consider and vote upon this Agreement and the transactions contemplated hereby; the Board of Directors of Main Street shall recommend that the shareholders of Main Street, approve this Agreement and the transactions contemplated hereby;

                    (x)     Personnel Information. Deliver to Sovereign, if not
                            ---------------------
     done so heretofore, schedule(s) of all employees including pertinent information concerning each such employee as reasonably requested by Sovereign and sorted as reasonably requested by Sovereign; such schedule(s) shall be updated as necessary to reflect in a timely manner any deletions or additions; make available for inspection and copying by Sovereign all personnel records;

                    (xi)    Personnel Additions and Terminations. If requested
                            ------------------------------------
     by Sovereign, advise and consult with Sovereign regarding the hiring or termination of any employee;

                    (xii)   Employment Policies. Deliver to Sovereign all
                            -------------------
     personnel policy manuals, memoranda and postings, and all employee handbooks or other communications with employees regarding personnel policies and practices; furnish additional information as reasonably requested by Sovereign with respect to such policies and practices and any others not covered by any such written materials;

                    (xiii)  WARN Notices. Assist Sovereign as reasonably
                            ------------
     requested by it in connection with Sovereign providing notices to affected employees under the Workers Adjustment and Retraining Notification Act or complying with any other Labor and Employment Law;

                    (xiv)   Employment Law Claims. Inform Sovereign promptly
                            ---------------------
     upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Main Street or any Main Street Subsidiary under any Labor and Employment Law;

                    (xv)    MOU. Use its best efforts to cause the termination
                            ---
     of the MOU prior to the Closing Date; and

                    (xvi)   Bond Portfolio Hedge. Within ten (10) Business Days
                            --------------------
     of this Agreement, take, in consultation with Sovereign, such actions as are necessary in the reasonable judgment of Main Street and Sovereign to hedge Main Street's bond portfolio on a basis reasonably satisfactory to Sovereign.

               (b) From and after the date of this Agreement, Sovereign and Main Street shall each:

                    (i)     Identification of Main Street's Affiliates.
                            ------------------------------------------
     Cooperate with the other and use its best efforts to identify those persons who may be deemed to be Affiliates of Main Street;

                    (ii)    Public Announcements. Cooperate and cause its
                            --------------------
     respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to Main Street shareholders, Main Street's internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law;

                    (iii)   Maintenance of Insurance. Maintain, and cause their
                            ------------------------
     respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

                    (iv)    Maintenance of Books and Records. Maintain, and
                            --------------------------------
     cause their respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

                    (v)     Delivery of Securities Documents. Deliver to the
                            --------------------------------
     other, copies of all Securities Documents simultaneously with the filing thereof; and

                    (vi)    Taxes. File all federal, state, and local tax
                            -----
     returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due and provide or properly accrual for taxes not yet due and payable.

          Section 4.11  Employee Benefits and Termination Benefits.
                        ------------------------------------------

               (a)  Employee Benefits. On and after the Effective Date, the
                    -----------------
employee pension and welfare benefit plans of Sovereign and Main Street (as well as any other plan of Main Street providing for benefits not subject to ERISA) may, at Sovereign's election and subject to the requirements of the IRC, continue to be maintained separately or consolidated or terminated, except as set forth below. In connection with implementation of the foregoing, the following provisions and guidelines shall apply:

                    (i)   Sovereign Employee Stock Ownership Plan ("Sovereign
                          ---------------------------------------------------
     ESOP"). Employees of Main Street and Main Street Subsidiaries who become
     -----
     employees of Sovereign or a Sovereign Subsidiary shall become entitled to participate in the Sovereign ESOP in accordance with its terms by treating them as newly employed individuals without any prior service credit under such plan.

                    (ii)  Sovereign 401(k) Retirement Plan ("Sovereign 401(k)
                          ---------------------------------------------------
     Plan"). Employees of Main Street and Main Street Subsidiaries who become
     -----
     employees of Sovereign or a Sovereign Subsidiary shall become entitled to participate in the Sovereign 401(k) Plan in accordance with its terms. In this regard, each such employee shall (A) receive, for purposes of participation and vesting only, credit for all service with Main Street or a Main Street Subsidiary credited to each such employee under Main Street's 401(k) Plan as of the Effective Date, and (B) enter the Sovereign 401(k) Plan as soon as administratively feasible following completion of three (3) months of service (within the meaning of the Sovereign 401(k) Plan) with either Main Street or Sovereign, or both.

                    (iii) Main Street Savings Plan ("Main Street 401(k) Plan").
                          --------------------------------------------------
     After the Effective Date, Sovereign will initially continue to maintain Main Street's 401(k) Plan until its participants generally become eligible to participate in the Sovereign 401(k) Plan. Thereafter, Sovereign shall have the right, but not the obligation, to combine the two plans on such terms as it deems appropriate and in accordance with applicable law.

                    (iv)  Sovereign and Main Street Nonqualified Deferred
                          -----------------------------------------------
     Compensation Plans ("Excess Benefit Plans"). Following the Merger,
     ------------------------------------------

     Sovereign will, as soon as administratively feasible, consolidate the Excess Benefit Plans maintained by Sovereign and Main Street to supplement certain pension benefits lost by some employees by reason of limitations contained in the IRC. Such consolidation shall be effected in such a manner that no person receive redundant benefits or lose existing benefits. The intent of the preceding sentence is that affected employees of Main Street and Main Street Subsidiaries generally shall be entitled only to the sum of
     (A) the benefits accrued under the Main Street Excess Benefit Plan(s) as of the plan consolidation, and (B) the benefits accrued thereafter under the combined Excess Benefit Plan.

                    (v)   Welfare Benefit Plans. After the Effective Date, the
                          ---------------------
     welfare benefit plans of Sovereign and Main Street (and their respective subsidiaries) shall initially remain unchanged. Sovereign shall undertake a study, in consultation with appropriate professional advisors, with a view toward the possible combination of some or all of such plans or the benefits provided thereunder. Following such study, Sovereign shall take such action with respect to such plans (which may include the implementation of new benefits, reduction or elimination of some benefits, and the alteration of the respective cost allocation between employer and employee) as it deems appropriate under the circumstances. In the event of any termination of or consolidation of a Main Street welfare plan with any Sovereign welfare plan, all employees of Main Street and Main Street Subsidiaries who are eligible for continued coverage under the Main Street welfare plan shall have immediate coverage under any successor welfare plan without the necessity of satisfying a waiting period for coverage of any pre-existing condition. Sovereign does not provide welfare benefits to retired employees.

                    (vi)  Main Street Bonus Plans and Arrangements. Main Street
                          ----------------------------------------
     may continue to administer such bonus programs and arrangements as are disclosed pursuant to this Agreement through the Effective Date, with such equitable modifications as may be appropriate to take into account the circumstances of the Merger and the timing thereof; provided, however, that aggregate payments under Main Street bonus plans and arrangements for the fiscal year ending December 31, 2001 shall not exceed the amount set forth in the Main Street Disclosure Schedule. For purposes of determining expenses of Main Street under the Main Street bonus plans and arrangements, any expenses incurred by Main Street as a result of Section 4.10(a)(viii) of this Agreement, as a result of the bond fund hedge referenced in Section 4.10(a)(xiv) of this Agreement or as a result of any loss of earnings resulting from a replacement, at the request of Sovereign, of

     U.S. government agency obligations held in Main Street's investment portfolio shall be disregarded.

                    (vii)  Other Main Street Plans.  From the date of this
                           -----------------------
     Agreement through the Effective Date of the Merger, without the prior written consent of Sovereign and except as otherwise expressly permitted by this Agreement, no further benefits, grants or awards shall be made available under any other Main Street plans to employees or directors, including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, and performance shares.

               (b)  Termination Benefits.  Main Street shall use its reasonable
                    --------------------
best efforts to cause to be delivered to Sovereign within five (5) Business Days following execution of this Agreement with respect to each executive officer named on the Benefits Schedule included in the Main Street Disclosure Schedule, the written acknowledgment of each such individual in the form attached hereto as Exhibit 3 pursuant to which each such individual agrees and acknowledges that the dollar amount set forth opposite such individual's name on such Benefits
Schedule is the maximum amount that would be due to such individual under any employment agreement, special termination agreement, supplemental executive retirement plan, deferred bonus plan, deferred compensation plan, salary continuation plan, or any other pension benefit or welfare benefit plan maintained by Main Street solely for the benefit of officers of Main Street or Main Street Subsidiaries assuming a termination of such individual's employment on January 1, 2002 and assuming December 31, 2001 as the Closing Date. Main Street and Sovereign acknowledge and agree that the amounts shown on the Benefits Schedule and the letter of acknowledgment for each officer named herein reflect a good faith estimate of the maximum amounts that will be payable to such individuals under the circumstances described and may be subject to adjustment upon an actual termination of employment in order to reflect increases in such individuals' compensation and benefit plans consistent with past practices for routine periodic increases.

               (c)  Severance Policy.  Sovereign agrees to cause Sovereign Bank
                    ----------------
to provide severance pay, as set forth below, to any full-time, active employee of Main Street whose employment is terminated hereafter in connection with the Merger up to twelve (12) months beyond the Effective Date, because (i) such employee's position is eliminated, or (ii) such employee is not offered or retained in comparable employment (i.e., a position of generally similar job description or responsibilities in a location within a thirty (30)-mile radius from either such employee's work location with Main Street or residence), excluding any employee (i) who has an existing employment or consulting agreement with Main Street or any Main Street Subsidiary,(ii) who has accepted an offer from Sovereign of noncomparable employment or (iii) whose employment is terminated for Cause (as defined below), provided such employee executes such documentation
                              --------
as Sovereign may reasonably require, including Sovereign's customary form of release and provided such employee does not leave employment with Main Street or Sovereign prior to the date the systems conversion occurs. The severance Pay to be provided by Sovereign under this subsection shall equal two (2) weeks' pay for each full year of continuous service (determined based on the date of the employee's commencement of employment with Main Street) with a minimum severance benefit of eight (8) weeks' pay and a maximum severance benefit of fifty-two
(52) weeks' pay. For purposes of this Section 4.11(c), "Cause" shall mean termination because of the employee's personal dishonesty, failure to meet established performance goals and standards, misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar offenses). The benefits provided to terminated Main Street employees under this subsection are the only severance benefits payable by Main Street to such employees (excluding severance benefits provided under existing employment or consulting agreements or as otherwise required by law), except for employees who do not execute the documentation required by Sovereign, which employees shall be entitled to the termination benefits provided under Main Street's normal severance policies. The benefits payable to Main Street's employees under this subsection or otherwise shall in any event be in lieu of any termination benefits to which such employees would otherwise be entitled under Sovereign's or Sovereign Bank's severance policies or programs then in effect.

               (d)  Intention Regarding Future Employment.  Sovereign and
                    -------------------------------------
Sovereign Bank shall use their reasonable best efforts to inform the employees of Main Street at least sixty (60) days prior to the Effective Date of the likelihood of such employees having continued employment with Sovereign Bank following the Effective Date and, where appropriate in Sovereign Bank's judgment, it will consider for employment opportunities at Sovereign Bank such employees who would otherwise be terminated.

               (e)  Retention Bonuses.  Notwithstanding Section 4.11(c), each
                    -----------------
employee of Main Street or of Main Street Bank identified in the Main Street Disclosure Schedule shall be entitled to receive a "retention" bonus from Main Street (or the applicable Main Street Subsidiary) as determined by the executive officers of Main Street (after consultation with Sovereign) and as set forth on the Main Street Disclosure Schedule in the event that such employee remains an employee of Main Street (or the applicable Main Street Subsidiary), until the date the systems conversion occurs (or such other date established or adjusted by Sovereign not to exceed forty-five 45 days following the date the system conversion occurs) or is terminated prior to the date of the systems conversion, but after the Effective Date, and satisfactorily fulfills the duties and responsibilities of the position of such employee of Main Street (or the applicable Main Street Subsidiary) through the employee's termination date; provided, however, that retention bonuses, in the aggregate, shall not exceed $500,000.

               (f)  Outplacement Services.  Sovereign shall provide customary
                    ---------------------
outplacement services to all Main Street employees, including executive officers, whose employment is terminated in connection with the Merger.

          Section 4.12 Affiliate Letter.  Main Street shall use its best
                       ----------------
efforts to cause to be delivered to Sovereign, concurrently with the execution of this Agreement or within five (5) Business Days thereafter, the Letter Agreement attached hereto as Exhibit 1, executed by each director, officer and any Affiliate of Main Street.

          Section 4.13 Sovereign Rights Agreement.  Sovereign agrees that any
                       --------------------------
Sovereign Rights issued pursuant to the Sovereign Rights Agreement shall be issued with respect to each share of Sovereign Common Stock issued pursuant to the terms hereof regardless whether there has occurred a "Distribution Date" under the terms of such Sovereign Rights Agreement prior to the Effective Date, as well as to take all action necessary or advisable to enable the holder of each such share of Sovereign Common Stock to obtain the benefit of such Sovereign Stock Purchase Rights notwithstanding their prior distribution, including without limitation, amendment of the Sovereign Rights Agreement.

          Section 4.14 Advisory Board.  On the Effective Date, Sovereign Bank
                       --------------
shall establish the Main Street Advisory Board (the "Main Street Advisory Board"), which shall consist of all members of the Main Street Board immediately prior to the Effective Date other than such members who become directors of Sovereign Bank. The Main Street Advisory Board shall be maintained for a term of thirty-six (36) months from the Effective Date. Each member of the Main Street Advisory Board shall be paid for services as such the greater of the fees for such service according to the fee schedule to be established by Sovereign, or Main Street's existing fee schedule set forth in Main Street Disclosure Schedule; provided, however, that notwithstanding anything else in this Section 4.14, (i) if a member fails to attend at least 25% of the meetings of the Main Street Advisory Board called within any year, such member will not have any rights to additional fees thereafter as a Main Street Advisory Board member;
(ii) no attendance fees
shall be paid for meetings not actually attended; and (iii) Sovereign Bank shall have no obligation to continue the services of any advisory director who, in the reasonable judgment of Sovereign Bank, acts in a manner detrimental to Sovereign Bank. In the event that Sovereign Bank terminates, suspends or disbands the Main Street Advisory Board, fails to require or request the attendance of a member with respect to at least ten (10) meetings of the Main Street Advisory Board and/or committee thereof within a single year or removes a member of the Main Street Advisory Board other than because such member acted in a manner detrimental to Bank, in each case prior to the end of the thirty-six (36) month period contemplated by this Section 4.14 and subject to the proviso of the preceding sentence, any member affected by any such action or failure shall nonetheless be paid the full fees (assuming at least ten (10) meetings annually had been held) pursuant to clause (i) of the preceding sentence or the amount contemplated by clause (ii) thereof, whichever is greater, with respect to such thirty-six (36) month period. In no event shall aggregate annual fees payable to the Main Street Advisory Board exceed $123,900 (the average of the aggregate annual fees paid in each of 1998, 1999 and 2000).

                                   ARTICLE V
                                  CONDITIONS
                                  ----------

          Section 5.01 Conditions to Main Street's Obligations under this
                       --------------------------------------------------
Agreement.  The obligations of Main Street hereunder shall be subject to
---------
satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Main Street pursuant to Section 7.03 hereof:

               (a)  Corporate Proceedings.  All action required to be taken by,
                    ---------------------
or on the part of, Sovereign and Sovereign Bank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by Sovereign and Sovereign Bank; and Main Street shall have received certified copies of the resolutions evidencing such authorizations;

               (b)  Covenants.  The obligations and covenants of Sovereign
                    ---------
required by this Agreement to be performed by Sovereign at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Sovereign;

               (c)  Representations and Warranties.  The representations and
                    ------------------------------
warranties of Sovereign set forth in this Agreement shall be true and correct, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect with respect to Sovereign;

               (d)  Approvals of Regulatory Authorities.  Sovereign shall have
                    -----------------------------------
received all required approvals of Regulatory Authorities of the Merger, and delivered copies thereof to Main Street; and all notice and waiting periods required thereunder shall have expired or been terminated;

               (e)  No Injunction.  There shall not be in effect any order,
                    -------------
decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

               (f)  No Material Adverse Effect.  Since December 31, 2000,
                    --------------------------
there shall not have occurred any Material Adverse Effect with respect to Sovereign;

               (g)  Officer's Certificate.  Sovereign shall have delivered to
                    ---------------------
Main Street a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section
5.01 have been satisfied, to the best knowledge of the officer executing the same;

               (h)  Registration Statement.  The Registration Statement shall
                    ----------------------
be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained and neither the Registration Statement nor any such approval by state securities or "blue sky" authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;

               (i)  Tax Opinion.  Main Street shall have received an opinion of
                    -----------
Stevens & Lee, P.C. substantially to the effect set forth on Exhibit 4 attached hereto;

               (j)  NYSE Listing.  The shares of Sovereign Common Stock that
                    ------------
may be issued in the Merger shall have been approved for listing, subject to official notice of issuance.

          Section 5.02 Conditions to Sovereign's Obligations under this
                       ------------------------------------------------
Agreement.  The obligations of Sovereign hereunder shall be subject to
---------
satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Sovereign pursuant to Section 7.03 hereof:

               (a)  Corporate Proceedings.  All action required to be taken by,
                    ---------------------
or on the part of, Main Street and Main Street Bank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by Main Street and Main Street Bank; and Sovereign shall have received certified copies of the resolutions evidencing such authorizations;

               (b)  Covenants.  The obligations and covenants of Main Street,
                    ---------
required by this Agreement to be performed by it at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Main Street;

               (c)  Representations and Warranties.  The representations and
                    ------------------------------
warranties of Main Street set forth in this Agreement shall be true and correct as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Main Street;

               (d)  Approvals of Regulatory Authorities.  Sovereign shall have
                    -----------------------------------
received all required approvals of Regulatory Authorities for the Merger; and all notice and waiting periods required thereunder shall have expired or been terminated;

               (e)  No Injunction.  There shall not be in effect any order,
                    -------------
decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

               (f)  No Material Adverse Effect.  Since December 31, 2000,
                    --------------------------
there shall not have occurred any Material Adverse Effect with respect to Main Street;

               (g)  Officer's Certificate.  Main Street shall have delivered
                    ---------------------
to Sovereign a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.02 have been satisfied, to the best knowledge of the officer executing the same;

               (h)  Registration Statement.  The Registration Statement shall
                    ----------------------
be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained and neither the Registration Statement nor any such approval by state securities or "blue sky" authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;

               (i)  Tax Opinion.  Sovereign shall have received an opinion of
                    -----------
Stevens & Lee, P.C. substantially to the effect set forth on Exhibit 4 attached hereto;

               (j)  Phase I Environmental Audit Results.  The results of any
                    -----------------------------------
"phase I environmental audit" conducted pursuant to Section 4.10(a)(ii) with respect to owned or occupied bank premises shall be reasonably satisfactory to Sovereign; provided, however, that (i) any such environmental audit must be initiated within 30 days of the date of this Agreement, (ii) Sovereign must elect to terminate this Agreement or waive its right to terminate the Agreement under this Section 5.02(j) within 15 days of receiving the results of such environmental audit and (iii) Sovereign may not terminate this Agreement under this Section 5.02(j) unless the results of such audits result in a Material Adverse Effect on Sovereign.

                                  ARTICLE VI
                       TERMINATION, WAIVER AND AMENDMENT
                       ---------------------------------

          Section 6.01 Termination.  This Agreement may be terminated on or at
                       -----------
any time prior to the Closing Date:

               (a)  By the mutual written consent of the parties hereto;

               (b)  By Sovereign or Main Street:

                    (i) if the Closing Date shall not have occurred on or before March 31, 2002, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe, in any material respect, its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; provided, however, that such date may be extended to June 30, 2002 by Sovereign by written notice to Main Street if the Closing shall not have occurred because of the failure to obtain approval from one or more Regulatory Authorities whose approval is required in connection with this Agreement; or

                    (ii) if either party has received a final unappealable administrative order from a Regulatory Authority whose approval or consent has been requested that such approval or consent will not be granted;

                    (iii) unless in the case of both Section 6.01(b)(i) and 6.01(b)(ii) hereof the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth herein required to be performed or observed by such party on or before the Closing Date.

               (c) by Main Street if Main Street's shareholders fail to approve this Agreement at the special meeting of Main Street shareholders called for that purpose; provided a period of at least thirty days elapsed between the date of mailing the Proxy Statement/Prospectus and that a quorum is present at such special meeting.

               (d) By Main Street, on the Closing Date if both of the following conditions are satisfied:

               (1) the Sovereign Market Value as of the close of business on the Determination Date shall be less than $9.04; and

               (2) (i) the quotient obtained by dividing the Sovereign Market Value as of the close of business on the Determination Date by $12.92 (such number being referred to herein as the "Sovereign Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting
     0.15 from the quotient in this clause (2)(ii); provided, however, that if Sovereign delivers to Main Street on the Closing Date a written notice increasing the Common Stock Exchange Ratio to an amount which, when multiplied by the Sovereign Market Value equals $10.98, then no Termination of this Agreement shall occur under this Section 6.01(k).

          For purposes of this Section 6.01(c), the following terms shall have the meanings indicated.

          "Determination Date" shall mean the date immediately preceding the Closing Date.

          "Index Group" shall mean the ten bank or thrift holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquirer's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which have been determined based upon the number of shares of outstanding common stock) redistributed proportionately for purposes of determining the Index Price. The eight thrift holding companies and the weights attributed to them are as follows:

           Bank or Thrift Holding Companies             % Weighting
           --------------------------------             -----------
       M&T Bank Corp                                       21.46%
       Charter One Financial, Inc.                         18.47%
       North Fork Bancorp, Inc.                            14.27%
       Greenpoint Financial Corp                           11.06%
       Banknorth Group, Inc                                 8.75%
       Astoria Financial Corp                               8.25%
       Fulton Financial Corp                                4.70%
       Webster Financial Corp                               4.56%
       Valley National Bancorp                              6.21%
       Susquehanna Bancshares, Inc                          2.28%
                                                          ------
            Total.................................        100.00%
                                                          ======

          "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the closing sales prices of the companies composing the Index Group (reported as provided with respect to the Sovereign Market Value).

          "Starting Date" shall mean the day prior to announcement of this Agreement.

If any company belonging to the Index Group or Sovereign declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or Sovereign shall be appropriately adjusted for the purposes of applying this Section 6.01(c); or

               (e) By Sovereign at any time prior to the Closing Date if the Board of Directors of Main Street shall have (i) failed to recommend and endorse this Agreement and the transactions contemplated hereby, (ii) withdrawn, modified or changed in a manner adverse to Sovereign its approval or recommendation of this Agreement and the transactions contemplated hereby, or
(iii) recommended or endorsed another Acquisition Transaction.

               (f) At any time on or prior to the Effective Date, by Main Street in writing if Sovereign has, or by Sovereign in writing if Main Street has, in any material respect, breached (i) any material covenant or undertaking contained herein or (ii) any representation or warranty contained herein, which in the case of a breach referred to in subclause (i) or (ii) above by Sovereign would have a Material Adverse Effect on Sovereign and in case of a breach referred to in subclause (i) or (ii) above by Main Street would have a Material Adverse Effect on Main Street, in any case if such breach has not been substantially cured by the earlier of thirty (30) days after the date on which written notice of such breach is given to the party committing such breach or the Effective Date or if on such date such breach no longer causes a Material Adverse Effect.

          Section 6.02 Effect of Termination.
                       ---------------------

               (a) If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(d), Section 4.10(b)(ii) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Sovereign or Main Street to the other, except for any liability arising out of any uncured willful breach of any covenant or other agreement contained in this Agreement, except for any fraudulent breach of a representation or warranty.

               (b) Notwithstanding anything set forth in Section 6.02(a), in the event this Agreement is terminated by Main Street or Sovereign pursuant to
Section 6.01(b)(i) or (ii) as a result of Sovereign's failure to obtain approval or consent from a Regulatory Authority whose approval or consent has been requested, for any reason other than a reason resulting from a breach of a representation or warranty by Main Street, Sovereign shall pay Main Street, within fifteen (15) days of Sovereign's receipt of a written demand therefor, agreed upon liquidated damages in the amount of $2,000,000. Such payment shall c onstitute the sole and exclusive remedy of Main Street for termination of the Agreement as a result of failure to obtain the approval of required Regulatory Authorities.

                                  ARTICLE VII
                                 MISCELLANEOUS
                                 -------------

          Section 7.01 Expenses.  Except for the cost of printing and mailing
                       --------
the Proxy Statement/Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

          Section 7.02 Non-Survival of Representations and Warranties.  All
                       ----------------------------------------------
representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants that by their terms are to be performed after the Effective Date, including without limitation the covenants set forth in Sections 1.02(g), 1.02(h), 4.05, and 4.11(a), (c), (e) and (f) which will survive the Merger, shall terminate on the Closing Date.

          Section 7.03 Amendment, Extension and Waiver.  Subject to applicable
                       -------------------------------
law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise provided that any amendment, extension or waiver granted or executed after shareholders of Main Street have approved this Agreement shall not modify either the amount or the form of the consideration to be provided hereby to holders of Main Street Common Stock upon consummation of the Merger or otherwise materially adversely affect the shareholders of Main Street without the approval of the shareholders who would be so affected. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          Section 7.04 Entire Agreement.  This Agreement, including the
                       ----------------
documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral, with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that
                                                    --------  -------
nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 1.02(g), 1.02(h), 4.05, and 4.11(a), (c) and (f).

          Section 7.05 No Assignment.  Neither party hereto may assign any of
                       -------------
its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

          Section 7.06 Notices.  All notices or other communications hereunder
                       -------
shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

               (a)  If to Sovereign, to:

                    Sovereign Bancorp, Inc.
                    2000 Market Street
                    Philadelphia, PA 19103
                    Attention: Mark R. McCollom, Senior Vice President Telecopy No.: (610) 320-8448

                    with a copy to:

                    Stevens & Lee, P.C.
                    111 North Sixth Street, P.O. Box 679
                    Reading, Pennsylvania 19603-0679

                    Attention: Joseph M. Harenza, Esquire
                                         and
                               David W. Swartz, Esquire
                    Telecopy No.: (610) 376-5610

               (b)  If to Main Street, to:

                    Main Street Bancorp, Inc.
                    601 Penn Street
                    Reading, Pennsylvania 19601
                    Attention: Brian M. Hartline,
                               President and Chief Executive Officer
                    Telecopy No.: (610) 685-1514

                    with copies to:

                    Rhoads & Sinon LLP
                    One South Market Square, 12 floor, P.O. Box 1146 Harrisburg, Pennsylvania 17108-1146

                    Attention: Charles J. Ferry, Esquire
                    Telecopy No.: (717) 232-1459

          Section 7.07 Captions.  The captions contained in this Agreement are
                       --------
for reference purposes only and are not part of this Agreement.

          Section 7.08 Counterparts.  This Agreement may be executed in any
                       ------------
number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          Section 7.09 Severability.  If any provision of this Agreement or the
                       ------------
application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

          Section 7.10 Governing Law.  This Agreement shall be governed by and
                       -------------
construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania, excluding its conflicts of law principles.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                     SOVEREIGN BANCORP, INC.

                                     By    /s/ Mark R. McCollom
                                       -----------------------------------------
                                           Mark R. McCollom



                                     MAIN STREET BANCORP, INC.

                                     By    /s/ Brian M. Hartline
                                       -----------------------------------------
                                           Brian M. Hartline,
                                           President and Chief Executive Officer

                                                                       EXHIBIT 1
                           FORM OF AFFILIATE LETTER
                           ------------------------

July 16, 2001

Sovereign Bancorp, Inc.
2000 Market Street
Philadelphia, Pennsylvania 19103

Ladies and Gentlemen:

     Sovereign Bancorp, Inc. ("Sovereign") and Main Street Bancorp, Inc. ("Main Street") desire to enter into an agreement dated July 16, 2001 ("Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) Main Street will merge with and into Sovereign with Sovereign surviving the merger and (b) shareholders of Main Street will receive common stock of Sovereign and/or cash in exchange for common stock of Main Street outstanding on the closing date (the foregoing, collectively, referred to herein as the "Merger").

     Sovereign has required, as a condition to its execution and delivery to Main Street of the Agreement, that the undersigned, being a director, executive officer and/or major shareholder of Main Street, execute and deliver to Sovereign this Letter Agreement.

     The undersigned, in order to induce Sovereign to execute the Agreement, hereby irrevocably:

     (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of Main Street called to vote for approval of the Agreement and the Merger so that all shares of common stock of Main Street then owned by the undersigned or over which the undersigned exercises voting control (collectively, "Shares") will be counted for the purpose of determining the presence of a quorum at such meetings, and agrees to vote or cause to be voted all such Shares (i) in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of Main Street) and (ii) against approval or adoption of any other merger, business combination, recapitalization, asset sale, partial liquidation or similar transaction involving Main Street;

     (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Main Street, to approve or adopt the Agreement;

     (c) Agrees to recommend the Merger to shareholders of Main Street and not to withdraw or modify such recommendation if the undersigned is a member of the Board of Directors of Main Street, and to otherwise use reasonable best efforts to cause the Merger to be completed;

     (d) Except as required by law, agrees that the undersigned will not, and will not permit any company, trust or other entity controlled by the undersigned to, contract to sell, sell or otherwise transfer or dispose of any of the Shares or any interest therein or any voting rights with respect thereto, other than subsequent to the shareholder meeting of Main Street held in connection with the vote on the Agreement or pursuant to a gift where the donee has agreed in writing to abide by the terms of this agreement in a form reasonably satisfactory to Sovereign.

     (e) Agrees not to offer, sell, transfer or otherwise dispose of any shares of common stock of Sovereign received in the Merger, except (i) at such time as a registration statement under the Securities Act of 1933, as amended ("Securities Act") covering sales of such Sovereign common stock is effective and a prospectus is made available under the Securities Act, (ii) within the limits, and in accordance with the applicable provisions of, Rule 145(d) under the Securities Act, or (iii) in a transaction which, in the opinion of counsel satisfactory to Sovereign or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission, is not required to be registered under the Securities Act; and acknowledges and agrees that Sovereign is under no obligation to register the sale, transfer or other disposition of Sovereign common stock by the undersigned or on behalf of the undersigned, or to take any other action necessary to make an exemption from registration available;

     (f) Agrees that neither Main Street nor Sovereign shall be bound by any attempted sale of any shares of Main Street Common Stock or Sovereign common stock, respectively, and Sovereign's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and further agrees that the certificate representing shares of Sovereign common stock owned by the undersigned may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement;

     (g) Acknowledges and agrees to use reasonable efforts to cause the provisions of subparagraph (e) hereof to be observed with respect to shares of Sovereign common stock received in the Merger owned by (i) his or her spouse,
(ii) any of his or her relatives or relatives of his or her spouse occupying his or her home, (iii) any trust or estate in which he or she, his or her spouse, or any such relative owns at least a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, any affiliate of the undersigned, his or her spouse, or any such relative owns at least 10% of any class of equity securities or of the equity interest;

     (h) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

                    _____________________________

  It is understood and agreed that the provisions of subparagraphs (a), (b) and
(c) of this Letter Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of Main Street common stock and is not in any way intended to affect the exercise by the undersigned of the undersigned's responsibilities as a director or officer of Main Street. It is further understood and agreed that such subparagraphs of this Letter Agreement are not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of Main Street common stock held or controlled by the undersigned as of the date hereof.

     The obligations set forth herein shall terminate concurrently with any termination of the Agreement.

     This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

     This Letter Agreement shall inure to the benefit of Sovereign, and shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other personal representatives. This Agreement shall survive the death or incapacity of the undersigned.

     The undersigned agrees that, in the event of his or her breach of this Letter Agreement, Sovereign shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate Sovereign for a violation of this agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that, if any bond shall be required, such bond shall be in a nominal amount.

     Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and Sovereign by signing and returning to Sovereign a counterpart hereof.

                                           Very truly yours,



                                           Name:____________________________

Accepted as of this ____ day of July 2001:

Sovereign Bancorp, Inc.


By: ____________________________

                                                                       EXHIBIT 2
                            STOCK OPTION AGREEMENT
                            ----------------------

     THIS STOCK OPTION AGREEMENT ("Stock Option Agreement"), dated July 16, 2001, is by and between SOVEREIGN BANCORP, INC., a Pennsylvania corporation ("Sovereign") and MAIN STREET BANCORP, INC., a Pennsylvania corporation ("Main Street").

                                  BACKGROUND
                                  ----------

     1. Sovereign and Main Street desire to enter into an Agreement and Plan of Merger, dated July 16, 2001 (the "Agreement"), providing, among other things, for the acquisition by Sovereign of Main Street through the merger of Main Street with and into Sovereign, with Sovereign surviving the merger (the "Merger").

     2. As a condition to Sovereign executing the Agreement, Main Street is granting to Sovereign an option to purchase up to that number of shares of common stock, 1.00 par value of Main Street (the "Common Stock"), as shall equal 19.9% of shares of Common Stock of Main Street issued and outstanding immediately prior to such purchase, on the terms and conditions hereinafter set forth.

                                   AGREEMENT
                                   ---------

     In consideration of the foregoing and the mutual covenants and agreements set forth herein, Sovereign and Main Street, intending to be legally bound hereby, agree:


     1. Grant of Option.
        ---------------

          (a) Main Street hereby grants to Sovereign, on the terms and conditions set forth herein, an unconditional irrevocable option to purchase (the "Option") up to 2,083,600 shares (as adjusted as set forth herein, the "Option Shares") of Common Stock at a price per share (the "Option Price") equal to $10.75, provided, however, that in no event shall the number of Option Shares for which the Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock of Main Street without giving effect to any shares subject to or issued pursuant to the Option.

          (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Stock Option Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Stock Option Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Agreement.

     2. Exercise of Option. Provided that (i) Sovereign shall not on the date of
        ------------------
exercise be in breach of the agreements or covenants contained in the Agreement or herein, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, upon or after the occurrence of a Triggering Event (as such term is hereinafter defined) and until termination of this Stock Option Agreement in accordance with the provisions of Section 23, Sovereign may exercise the Option, in whole or in part, at any time or one or more times, from time to time. As used herein, the term "Triggering Event" means the occurrence of any of the following events:

          (a) a person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder), other than Sovereign or an affiliate of Sovereign, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 15% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission);

          (b) a person or group, other than Sovereign or an affiliate of Sovereign, enters into an agreement, letter of intent, or similar document with Main Street pursuant to which such person or group or any affiliate of such person or group would (i) merge or consolidate, or enter into any similar transaction, with Main Street, (ii) acquire all or substantially all of the assets or liabilities of Main Street or all or substantially all of the assets or liabilities of Main Street Bank, the wholly-owned subsidiary of Main Street ("Main Street Bank"), or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 15% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission) or the then outstanding shares of common stock of Main Street Bank; or

          (c) a person or group, other than Sovereign or an affiliate of Sovereign, publicly announces a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for (i) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of Main Street or all or substantially all the assets or liabilities of Main Street Bank, or any other business combination involving Main Street or Main Street Bank, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 15% or more of the then outstanding shares of Common Stock or the then outstanding shares of common stock of Main Street Bank (collectively, a "Proposal"), and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 30 days prior to the meeting of shareholders of Main Street called to vote on the Merger, Main Street's shareholders fail to approve the Merger by the vote required by applicable law at the meeting of shareholders called for such purpose or such meeting has been cancelled; or

          (d) a person or group, other than Sovereign or an affiliate of Sovereign, makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, Main Street willfully takes any action in a manner which would likely result in the failure of either party to satisfy a material condition to the closing of the Merger or materially reduce the value of the transaction to Sovereign; or

          (e) the Board of Directors of Main Street shall (i) fail to recommend and endorse the Agreement and the transactions contemplated thereby or (ii) withdraw, modify, or change in a manner adverse to Sovereign its approval or recommendation of the Agreement and the transactions contemplated thereby, or (iii) recommend or endorse an Acquisition Transaction (as defined in Section 4.06 of the Agreement); or

          (f) Main Street breaches, in any material respect, any binding term of the Agreement with respect to the Merger which would permit Sovereign to terminate the Agreement or this Stock Option Agreement after a Proposal is made and before it is Publicly Withdrawn or publicly announces an intention to authorize, recommend or accept any such Proposal; provided, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law.

     If more than one of the transactions giving rise to a Triggering Event under this Section 2 is undertaken or effected, then all such transactions shall give rise only to one Triggering Event, which Triggering Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned.

     "Publicly Withdrawn" for purposes of this Section 2 shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over Main Street or in soliciting or inducing any other person (other than Sovereign or an affiliate of Sovereign) to do so.

     Notwithstanding the foregoing, the obligation of Main Street to issue Option Shares upon exercise of the Option shall be deferred (but shall not terminate) (i) until the receipt of all required governmental or regulatory approvals or consents necessary for Main Street to issue the Option Shares, or Sovereign to exercise the Option, or until the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares, and, in each case, notwithstanding any provision to the contrary set forth herein, the Option shall not expire or otherwise terminate.

     Main Street shall notify Sovereign promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by Main Street shall not be a condition to the right of Sovereign to exercise the Option. Subject to compliance with the applicable banking and securities laws or regulations, Main Street will not take any action which would have the effect of preventing or disabling Main Street from delivering the Option Shares to Sovereign upon exercise of the Option or otherwise performing its obligations under this Stock Option Agreement. In the event Sovereign wishes to exercise the Option, Sovereign shall send a written notice to Main Street (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals or the expiration of any legally required notice or waiting period, if any.

     3.   Repurchase of Option by Main Street.
          -----------------------------------

          (a) At the request of Sovereign at any time and from time to time commencing upon the first occurrence of a Repurchase Event (as hereinafter defined) and ending upon termination of this Stock Option Agreement in accordance with the provisions of Section 23, Main Street shall repurchase from Sovereign upon Sovereign's request (x) all or any portion of the Option Shares not yet purchased by Sovereign pursuant hereto and (y) all or any portion shares of Common Stock purchased by Sovereign pursuant hereto with respect to which Sovereign then has beneficial ownership. The date on which Sovereign exercises its rights under this Section 3 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Section 3 Repurchase Consideration") equal to the sum of: (i) the aggregate Purchase Price paid by Sovereign for any shares of Common Stock being repurchased which were acquired pursuant to the Option and with respect to which Sovereign then has beneficial ownership; (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Common Stock over (y) the Option Price (subject to adjustment pursuant to Section 6), multiplied by the number of shares of Common Stock being repurchased with respect to which the Option has not been exercised; and (iii) the excess, if any, of the Applicable Price over the Option Price (subject to adjustment pursuant to Section 6) paid (or, in the case of Option Shares with respect to which the Option has been exercised, but the Closing has not occurred, payable) by Sovereign for each share of Common Stock being repurchased with respect to which the Option has been exercised and with respect to which Sovereign then has beneficial ownership, multiplied by the number of such shares.

          (b) If Sovereign exercises its rights under this Section 3, Main Street shall, within ten (10) business days after the Request Date, pay the
Section 3 Repurchase Consideration to Sovereign in immediately available funds, and contemporaneously with such payment, Sovereign shall surrender to Main Street the Option and the certificate evidencing the shares of Common Stock being repurchased with respect to which Sovereign then has beneficial ownership, and Sovereign shall warrant that it has sole record and beneficial ownership of such shares, and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. In the event of the repurchase of less than all of the Option Shares with respect to which the Option has not been exercised, Main Street shall issue a new Stock Option Agreement to Sovereign reflecting the remaining balance, if any, of Option Shares after giving effect to such repurchase. Notwithstanding the foregoing, to the extent that prior notification to or approval of any banking agency or department of any federal or state government, including without limitation the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking, or the respective staffs thereof (the "Regulatory Authority"), is required in connection with the payment of all or any portion of the Section 3 Repurchase Consideration, Sovereign shall have the ongoing option to revoke its request for repurchase pursuant to Section 3, in whole or in part, or to require that Main Street deliver from time to time that portion of the Section 3 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval), in which case the ten (10) business day period of time that would otherwise run pursuant to the preceding sentence for the payment of the portion of the Section 3 Repurchase Consideration shall run instead from the date on which, as the case may be, any required notification period has expired or been terminated or such approval has been obtained and, in either event, any requisite waiting period shall have passed. If any Regulatory Authority disapproves of any part of Main Street's proposed repurchase pursuant to this
Section 3, Main Street shall promptly give notice of such fact to Sovereign. If any Regulatory Authority prohibits repurchase pursuant to this Section 3, Main Street shall promptly give notice of such fact to Sovereign. If any Regulatory Authority prohibits the repurchase in part but not in whole, then Sovereign shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such Regulatory Authority, determine whether the repurchase should apply to the Option and/or Option Shares subject to the repurchase request and to what extent to each, and Sovereign shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 3(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Sovereign shall notify Main Street of its determination under the preceding sentence within five (5) business days of receipt of notice of disapproval of the repurchase.

          (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Common Stock paid for any such share by the person or groups described in Section 3(d)(i), (ii) the price per share of Common Stock received by a holder of Common Stock in connection with any merger or other business combination transaction described in Section 3(d)(ii), (iii) or (iv), or (iii) the highest closing sales price per share of Common Stock quoted on the Nasdaq Stock Market during the sixty (60) business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Main Street's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Main Street's as determined by a nationally-recognized investment banking firm selected by Sovereign, divided by the number of shares of Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally-recognized investment banking firm selected by Sovereign and reasonably acceptable to Main Street, which determination shall be conclusive for all purposes of this Agreement.

     (d) As used herein, a Repurchase Event shall occur if (i) any person or group (as such terms are defined in the Exchange Act and the rules and regulations thereunder), other than Sovereign or an affiliate of Sovereign, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of, or the right to acquire beneficial ownership of, 15% or more of the then-outstanding shares of Common Stock, (ii) Main Street shall have merged or consolidated with any person, other than Sovereign or an affiliate of Sovereign, and shall not be the surviving or continuing corporation of such merger or consolidation, (iii) any person, other than Sovereign or an affiliate of Sovereign, shall have merged into Main Street and Main Street shall be the surviving corporation, but, in connection with such merger, the then-outstanding shares of Common Stock have been changed into or exchanged for stock or other securities of Main Street or any other person or cash or any other property or the outstanding shares of Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation or (iv) Main Street shall have sold or otherwise transferred more than 15% of its consolidated assets to any person, other than Sovereign or an affiliate of Sovereign.

     4.  Payment and Delivery of Certificates.  At any Closing hereunder, (a)
         ------------------------------------
Sovereign will make payment to Main Street of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by Main Street, (b) Main Street will deliver to Sovereign a stock certificate or certificates representing the number of Option Shares so purchased, registered in the name of Sovereign or its designee, in such denominations as were specified by Sovereign in its notice of exercise, and (c) Sovereign will pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

     A legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Stock Option Agreement, which legend will read substantially as follows:


          "The shares of stock evidenced by this certificate have not been the subject of a registration statement filed under the Securities Act of 1933, as amended (the "Act"), and declared effective by the Securities and Exchange Commission. These shares may not be sold, transferred or otherwise disposed of prior to such time unless Main Street Bancorp, Inc. receives an opinion of counsel reasonably acceptable to it stating that an exemption from the registration provisions of the Act is available for such transfer."

     5.  Registration Rights.  On or after the date of first exercise of the
         -------------------
Option and upon receipt of a written request from Sovereign, Main Street shall prepare and file as soon as practicable a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission covering the Option and such number of Option Shares as Sovereign shall specify in its request, and Main Street shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that Sovereign shall in no event have the right to have more than one such registration statement become effective, and provided further that Main Street shall not be required to prepare and file any such registration statement in connection with any proposed sale with respect to which counsel to Main Street delivers to Main Street and to Sovereign its opinion to the effect that no such filing is required under applicable laws and regulations with respect to such sale or disposition; provided, however, that Main Street may delay any registration of Option Shares above for a period not exceeding sixty (60) days in the event that Main Street shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Main Street. Sovereign shall provide all information reasonably requested by Main Street for inclusion in any registration statement to be filed hereunder. In connection with such filing, Main Street shall use its commercially reasonable efforts to cause to be delivered to Sovereign such certificates, opinions, accountant's letters and other documents as Sovereign shall reasonably request and as are customarily provided in connection with registration of securities under the Securities Act. Main Street shall provide to Sovereign such number of copies of the preliminary prospectus and final prospectus and any amendments and supplements thereto as Sovereign may reasonably request.

     All expenses incurred by Main Street in complying with the provisions of this Section 5, including, without limitation, all registration and filing fees, reasonable printing expenses, reasonable fees and disbursements of counsel for Main Street and blue sky fees and expenses, shall be paid by Main Street. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to Sovereign and any other expenses incurred by Sovereign in connection with such filing shall be borne by Sovereign. In connection with such filing, Main Street shall indemnify and hold harmless Sovereign against any losses, claims, damages or liabilities, joint or several, to which Sovereign may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and Main Street will reimburse Sovereign for any legal or other expense reasonably incurred by Sovereign in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Main Street will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of Sovereign specifically for use in the preparation thereof. Sovereign will indemnify and hold harmless Main Street to the same extent as set forth in the immediately preceding sentence but only with reference to written information furnished by or on behalf of Sovereign for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and Sovereign will reimburse Main Street for any legal or other expense reasonably incurred by Main Street in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding anything to the contrary contained herein, no indemnifying party shall be liable for any settlement effected without its prior written consent.

     6.  Adjustment Upon Changes in Capitalization.  In the event of any change
         -----------------------------------------
in the Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

     7.  Filings and Consents.  Each of Sovereign and Main Street will use its
         --------------------
commercially reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Stock Option Agreement.

     8.  Representations and Warranties of Main Street.  Main Street hereby
         ---------------------------------------------
represents and warrants to Sovereign as follows:

           (a) Due Authorization.  Main Street has the requisite corporate power
               -----------------
and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by Main Street. This Stock Option Agreement constitutes a legal, valid and binding obligation of Main Street, enforceable against Main Street in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

           (b) Authorized Shares.  Main Street has taken all necessary corporate
               -----------------
action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

     9.  Representations and Warranties of Sovereign.  Sovereign hereby
         -------------------------------------------
represents and warrants to Main Street that Sovereign has the requisite corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by Sovereign. This Stock Option Agreement constitutes a legal, valid and binding obligation of Sovereign, enforceable against Sovereign in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). Sovereign or its assignee agrees to execute a standard investment representation letter with respect to its acquisition of any Main Street securities acquired in connection with this transaction.

     10.  Specific Performance.  The parties hereto acknowledge that damages
          --------------------
would be an inadequate remedy for a breach of this Stock Option Agreement and that the obligations of the parties hereto shall be specifically enforceable.

     11.  Entire Agreement.  This Stock Option Agreement and the Agreement
          ----------------
constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

     12.  Assignment or Transfer.  Sovereign may not sell, assign or otherwise
          ----------------------
transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to a subsidiary of Sovereign subject to compliance with applicable securities laws. Sovereign represents that it is acquiring the Option for Sovereign's own account and not with a view to, or for sale in connection with, any distribution of the Option or the Option Shares. Sovereign is aware that neither the Option nor the Option Shares is the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to Section 5 of the Securities Act, but instead each is being offered in reliance upon the exemption from the registration requirement provided by Section 4(2) thereof and the representations and warranties made by Sovereign in connection therewith.

     13.  Amendment of Stock Option Agreement.  By mutual consent of the
          -----------------------------------
parties hereto, this Stock Option Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

     14.  Validity.  The invalidity or unenforceability of any provision of this
          --------
this Stock Option Agreement shall not affect the validity or enforceability of any other provisions of this Stock Option Agreement, which shall remain in full force and effect.

     15.  Notices.  All notices, requests, consents and other communications
          -------
required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by telegram or telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

             (i)  If to Sovereign, to:

                  Sovereign Bancorp, Inc.


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                  2000 Market Street
                  Philadelphia Pennsylvania  19103

                  Attention:  Mark R. McCollom,
                              Senior Vice President

                  Telecopy No.: (610) 320-8448

                  with a copy to:

                  Stevens & Lee, P.C.
                  111 North Sixth Street
                  P.O. Box 679
                  Reading, Pennsylvania  19603-0679

                  Attention:  Joseph M. Harenza, Esquire
                              David W. Swartz, Esquire

                  Telecopy No.: (610) 376-5610

             (ii) If to Main Street, to:

                  Main Street Bancorp, Inc.
                  601 Penn Street
                  Reading Pennsylvania  19601

                  Attention:  Brian M. Hartline
                              President and Chief Executive Officer

                  Telecopy No.: (610) 685-1514

                  with copies to:

                  Rhoads & Sinon LLP
                  One South Market Square
                  12th Floor
                  P.O. Box 1146
                  Harrisburg, Pennsylvania  17108-1146

                  Attention:  Charles J. Ferry, Esquire
                  Telecopy No.: (717) 231-6669

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or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     16.  Governing Law.  This Stock Option Agreement shall be governed by and
          -------------
construed in accordance with the domestic internal law (but not the law of conflicts of law) of the Commonwealth of Pennsylvania.

     17.  Captions.  The captions in this Stock Option Agreement are inserted
          --------
for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

     18.  Waivers and Extensions.  The parties hereto may, by mutual consent,
          ----------------------
extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (i) compliance with any of the covenants of the other party contained in this Stock Option Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Stock Option Agreement.

     19.  Parties in Interest.  This Stock Option Agreement shall be binding
          -------------------
upon and inure solely to the benefit of each party hereto, and, nothing in this Stock Option Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Stock Option Agreement.

     20.  Counterparts.  This Stock Option Agreement may be executed in two or
          -----------
more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     21.  Expenses.  Except as otherwise provided herein, all costs and
          --------
expenses incurred by the parties hereto in connection with the transactions contemplated by this Stock Option Agreement or the Option shall be paid by the party incurring such cost or expense.

     22.  Defined Terms.  Capitalized terms which are used but not defined
          -------------
herein shall have the meanings ascribed to such terms in the Agreement.

     23.  Termination.  This Stock Option Agreement shall terminate and be of
          -----------
no further force or effect upon the earliest to occur of: (A) the Effective Time (as defined in the Agreement); or (B) termination of the Agreement in accordance with the terms thereof, except that if (i) the Agreement is terminated by Sovereign pursuant to any of Sections 6.01(b)(i), 6.01(e), or 6.01(f) of the Agreement (provided the failure of the occurrence of the event specified in Section 6.01(b)(i) of the Agreement shall be due to the failure of Main Street to perform or observe its agreements set forth in the Agreement required to be performed or observed by Main Street prior to the Closing Date (as defined in the Agreement) and further provided that the breach specified in Section 6.01(e) of the Agreement shall result from a

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willful action taken by Main Street), this Stock Option Agreement shall not terminate until eighteen (18) months after the date of termination of the Agreement or (ii) the Agreement is terminated as a result of the failure of Main Street shareholders to approve the Agreement following (x) a withdrawal or modification by the Board of Directors of Main Street of a prior recommendation to approve the Agreement, (y) a failure of the Board of Directors of Main Street to recommend approval of the Agreement, or (z) the making of a Proposal (as defined in Section 2(c) of this Stock Option Agreement) by a person or group, other than Sovereign or an affiliate of Sovereign, which is not Publicly Withdrawn (as defined in Section 2 of this Stock Option Agreement) at least thirty (30) days prior to the meeting of shareholders of Main Street called to vote on the Merger, this Stock Option Agreement shall not terminate until eighteen (18) months after the date of termination of the Agreement.

     IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by its duly authorized officer and has caused its corporate seal to be affixed hereunto and to be duly attested, all as of the day and year first above written.

                                  SOVEREIGN BANCORP, INC.

                                  By /s/ Mark R. McCollom
                                    ------------------------------------------
                                     Mark R. McCollom


                                  MAIN STREET BANCORP, INC.

                                  By /s/ Brian M. Hartline
                                    ------------------------------------------
                                     Brian M. Hartline
                                     President and Chief Executive Officer

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                                                             EXHIBIT 3

                        FORM OF AGREEMENT RE: BENEFITS
                       -------------------------------

July 16, 2001

Sovereign Bancorp, Inc.
2000 Market Street
Philadelphia, Pennsylvania  19103

Gentlemen:

     I, the undersigned, hereby acknowledge and agree that an amount equal to $__________ is a good faith estimate of the maximum amount that I would be entitled to receive from Main Street, any Main Street Subsidiary or any of their respective successors or assigns pursuant to any employment agreement, special termination agreement, supplemental executive retirement plan, deferred compensation plan, salary continuation plan, incentive or bonus plan, or any other benefit or welfare plan, assuming that the Merger were to occur on March 31, 2002 and further assuming that my employment with Main Street or any Main Street subsidiary (or any of their respective successors or assigns) were terminated for any reason, whether voluntarily or involuntarily, immediately thereafter. All capitalized terms used herein but not defined herein shall have the meanings given to them in the Agreement.

     This letter is subject to the acknowledgment and agreement of Sovereign Bancorp, Inc., as evidenced below, that the amount shown above reflects a good faith estimate of the amounts that will be payable to me as hereinbefore specified, and may be subject to adjustment upon an actual termination of my employment to reflect increases in my compensation and benefits due to the passage of time or in accordance with the terms of Main Street's employee benefit plans and past practices for routine increases.

                                  Sincerely,

Acknowledged and Agreed to:
SOVEREIGN BANCORP, INC.
By________________________
Title_____________________

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                                                              EXHIBIT 4

                  FORM OF TAX OPINION OF STEVENS & LEE, P.C.
                  ------------------------------------------

     Sovereign and Main Street shall have received an opinion of Stevens & Lee, P.C. substantially to the effect that, under the provisions of the IRC:

          1. The Merger will be treated as a reorganization within the meaning of Section 368(a) of the IRC;

          2. Sovereign and Main Street will each be a party to the reorganization within the meaning of Section 368(b) of the IRC;

          3. No gain or loss will be recognized by Sovereign or Main Street as a result of the Merger (except for amounts resulting from any required change in accounting methods or any income or deferred gain recognized under the relevant consolidated return regulations);

          4. Main Street shareholders who receive only Sovereign common stock for all of their shares of Main Street stock will not recognize any gain or loss with respect to shares of Sovereign stock received (except with respect to cash received in lieu of a fractional share interest in Sovereign common stock);

          5. Each Main Street shareholder who receives Sovereign common stock and cash (other than cash in lieu of a fractional share interest in Sovereign common stock) in exchange for the shareholder's shares of Main Street common stock will recognize the gain, if any, realized by the shareholder, in an amount not in excess of the amount of cash received, but will not recognize any loss on the exchange;

          6. Each Main Street shareholder's aggregate tax basis in any shares of Sovereign common stock received in the transaction (including fractional shares deemed received and redeemed) will be the same as the aggregate tax basis of the shares of Main Street common stock the Main Street shareholder surrendered in exchange therefor, decreased by the amount of any cash received by the shareholder and increased by the amount of income or gain recognized by the shareholder in the exchange; and

          7. Each Main Street shareholder's holding period in any shares of Sovereign common stock received in the transaction (including any fractional shares deemed received and redeemed) will ,in each instance, include the period during which the shares of Main Street common stock surrendered in exchange therefor were held.

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          8. The Rights transferred with the shares of Sovereign common stock will not constitute "other property" with the meaning of Section 356(a)(1)(B) of the IRC.

     In rendering such opinion, Stevens & Lee, P.C. will be entitled to receive and rely upon customary certificates and representation of officers of Sovereign and Main Street.

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